                                                                   EXHIBIT 10.16










                            STOCK PURCHASE AGREEMENT

                                     AMONG

                                MICHAEL VELTRI,
 INDIVIDUALLY AND AS TRUSTEE OF THE MICHAEL T.J. VELTRI REVOCABLE LIVING TRUST,

                      MARIA VELTRI AND VS ACQUISITION CO.






                                NOVEMBER 8, 1996

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                                     INDEX
                                     -----

ARTICLE 1 -- PURCHASE AND SALE OF SHARES.................................... 2
     1.1  Purchase and Sale of Shares....................................... 2
     1.2  Purchase Price.................................................... 2
     1.3  Payment of the Purchase Price..................................... 3
     1.4  Preparation of Closing Net Worth Statement........................18
     1.5  Allocation of Purchase Price......................................20

ARTICLE 2 -- CLOSING........................................................20
     2.1  Closing...........................................................20
     2.2  Closing Date Deliveries...........................................21

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF MICHAEL VELTRI...............24
     3.1  Corporate Standing and Authority..................................24
     3.2  Stock.............................................................26
     3.3  Financial Statements..............................................27
     3.4  No Material Changes...............................................30
     3.5  Leases and Real Estate............................................32
     3.6  Contracts.........................................................34
     3.7  Employee Benefit Plans............................................36
     3.8  Employees.........................................................37
     3.9  Governmental Regulations and Litigation...........................38
     3.10 Environmental Compliance..........................................38
     3.11 Labor and Employment Relations....................................42
     3.12 Title to and Operating Condition of Assets........................42
     3.13 Intangible Assets.................................................43
     3.14 Insurance.........................................................44
     3.15 Customers and Commitments.........................................45
     3.16 Finder's or Broker's Fee..........................................46
     3.17 Licenses, Permits and Approvals...................................47
     3.18 Competitive Interests.............................................47
     3.19 Related Party Transactions........................................47
     3.20 Sellers Non-Residents.............................................48
     3.21 General Warranty..................................................48
     3.22 Continuation of Representations and Warranties of Michael Veltri..48

ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF BUYER........................49
     4.1  Corporate Standing and Authority..................................49
     4.2  Ownership of Buyer, VS Holdings, Inc. and VS Holdings No. 2, Inc..50
     4.3  Finder's or Broker's Fee..........................................51
     4.4  Litigation........................................................51
     4.8  General Warranty..................................................52
     4.9  Continuation of Representations and Warranties of Buyer...........52

ARTICLE 5 -- INDEMNITIES....................................................53



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          5.1 Indemnification by Sellers....................................53
          5.2 Limitations on Purchasers Indemnifiable Claims ...............55
          5.3 Indemnification by Buyer .....................................59
          5.4 Limitations on Sellers Indemnifiable Claims ..................60
          5.5 Third Party Claims ...........................................61
          5.6 Payment and Interest .........................................62
          5.7 Presentment of Claims ........................................63
          5.8 Arbitration ..................................................64

     ARTICLE 6 - CONVENANTS  ...............................................64
          6.1 Convenants After Closing .....................................64
          6.2 Other Covenants ..............................................67

     ARTICLE 7 - MISCELLANEOUS .............................................68
          7.1 Additional Documents .........................................68
          7.2 Interpretation ...............................................68
          7.3 Entire Agreement .............................................68
          7.4 Notices ......................................................69
          7.5 Governing Law ................................................69
          7.6 Waivers ......................................................70
          7.7 Expenses .....................................................70
          7.8 Partial Invalidity ...........................................70
          7.9 Assignment ...................................................71
          7.10 No Third Party Beneficiaries ................................71
          7.11 Counterparts ................................................71
          7.12 Dollars .....................................................71
          7.13 Fees and Expenses ...........................................71
          7.14 Knowledge ...................................................72
          7.15 Press Releases and Public Announcements .....................72
          7.16 Schedules ...................................................72
          7.17 Affiliate ...................................................72
          7.18 Registration ................................................72


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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement"), is made as of the ____ day of November, 1996, by and among MICHAEL VELTRI, individually and as trustee of the Michael T. J. Veltri Revocable Living Trust under agreement dated December 17, 1992 ("Michael Veltri"), residing in Bloomfield Hills, Michigan, and MARIA VELTRI ("Maria Veltri"), residing in Bloomfield Hills, Michigan, (Michael Veltri and Maria Veltri are collectively referred to herein as the "Sellers"), and VS ACQUISITION CO., a Nova Scotia company, ("Buyer").

                                  WITNESSETH:

     WHEREAS, Michael Veltri owns all of the issued and outstanding shares of capital stock of Veltri Holdings Limited ("Veltri Ltd."), an Ontario corporation, and, Veltri Holdings USA, Inc. d/b/a Veltri International, an Indiana corporation ("Veltri Holdings"), and twenty-four (24%) percent of the issued and outstanding shares of capital stock of North American Precision Tool Ltd. ("NAPT"), an Ontario corporation (Veltri Ltd., Veltri Holdings and NAPT are collectively referred to herein as the "Companies");

     WHEREAS, Maria Veltri owns seventy-six (76%) percent of the issued and outstanding shares of capital stock of NAPT;

     WHEREAS, Veltri Ltd. owns all of the issued and outstanding shares of capital stock of Veltri Stamping Corporation (the "Subsidiary"), an Ontario corporation, which in turn owns the following trade names or divisions: Veltri Glencoe; Talbot Assembly; MTJ Enterprises; ATF Automotive Group; and Veltri Modular Assembly (the Companies and the Subsidiary are sometimes collectively referred to herein as the "Veltri Group" and each individually a "Veltri Group Member"); and

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     WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding shares of capital stock of Veltri Ltd. (the "Veltri Ltd. Shares"), NAPT (the "NAPT Shares") and Veltri Holdings (the "Veltri Holdings Shares") (the Veltri Ltd. Shares, the
NAPT Shares and the Veltri Holdings Shares are collectively referred to herein as the "Shares"), for the consideration, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

                    ARTICLE 1 - PURCHASE AND SALE OF SHARES

     1.1 Purchase and Sale of Shares. One the Closing Date (as hereinafter defined), upon the terms and subject to the satisfaction of the conditions precedent set forth in this Agreement, Sellers shall sell, transfer, assign, convey and deliver the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Sellers.

     1.2  Purchase Price.  The purchase price shall be as follows:

          (a) The purchase price for the NAPT Shares (the "NAPT Share Purchase Price") shall be equal to the sum of One Million Eight Hundred Thousand (Cdn. $1,800,000) Cdn. Dollars.

          (b) The purchase price for the Veltri Ltd. Shares (the "Veltri Ltd. Share Purchase Price") shall be equal to the sum of:

               (i) Ten Million Six Hundred Ten Thousand Four Hundred Sixty (Cdn. $10,610,460) Cdn. Dollars (the "Initial Amount"), which amount shall be subject to adjustment as follows:

                         (A) in the event that the Consolidated Net Worth (as hereinafter defined) as of the Closing Date is less than negative Two

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                    Million One Hundred Ninety Four Thousand Three Hundred
                    Twenty Eight (Cdn. -$2,194,328.00) Cdn. Dollars (the "Base Net Worth"), then the Initial Amount shall be subject to reduction as provided in Section 1.4 hereof;

                         (B) in the event that the EBIT (as hereinafter defined) for the calendar year ending December 31, 1996 shall be less than Seven Million Five Hundred Thousand (Cdn. $7,500,000) Cdn. Dollars, then the Initial Amount shall be subject to reduction as provided in Section 1.3(a)(iii) hereof; or

                         (C) in the event that the EBIT for the calendar year ending December 31, 1997 shall be greater than Six Million Five Hundred Thousand (Cdn. $6,500,000) Cdn. Dollars or less than Six Million (Cdn. $6,000,000) Cdn. Dollars, then the Initial Amount shall be subject to adjustment as provided in
                    Section 1.3(a)(iv) hereof;

               (ii)  the Earn-Out Amounts (as hereinafter defined); and

               (iii) Six Hundred Fifty Eight Thousand Three Hundred Twenty Five (U.S. $658,325) U.S. Dollars (the "Note Amount").

          (c) The aggregate purchase price for the Veltri Holdings Shares (the "Veltri Holdings Share Purchase Price") shall be equal to the sum of One Thousand and 00/100 (Cdn. $1,000) Cdn. Dollars.

     1.3 Payment of the Purchase Price. The NAPT Share Purchase Price shall be paid by Buyer to Sellers (in accordance with the NAPT Share Purchase Price allocation under Section 1.5 hereof) in full at the Closing by certified check or wire transfer. The Veltri Holdings Share Purchase


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Price shall be paid by Buyer to Michael Veltri in full at the Closing by certified check or wire transfer. The Veltri Ltd. Share Purchase Price shall be paid by Buyer to Michael Veltri as follows:

          (a)  The Initial Amount shall be paid as follows:

                    (i) Nine Million One Hundred Ten Thousand Four Hundred Sixty
               (Cdn. $9,110,460) Cdn. Dollars (the "Cash Payment") shall be paid to Michael Veltri at the Closing by certified check or wire transfer;

                    (ii) One Million Five Hundred Thousand and 00/100 (Cdn.
               $1,500,000.00) Cdn. Dollars (the "Escrowed Amount") shall be placed into escrow at the Closing with Comerica Bank, who shall place such funds in an interest bearing demand account, and paid to Michael Veltri and/or Buyer in accordance with Section 1.4 hereof; and

                    (iii) in the event that the EBIT for the calendar year
               ending December 31, 1996 is less than Seven Million Five Hundred Thousand (Cdn. $7,500,000) Cdn. Dollars, then Michael Veltri shall pay to the Buyer on March 31, 1997 an amount equal to the lesser of (A) Four Hundred Ninety Seven Thousand (Cdn. $497,000) Cdn. Dollars, or (B) the amount by which EBIT for the calendar year ending December 31, 1996 is less than Seven Million Five Hundred Thousand (Cdn. $7,500,000) Cdn. Dollars;

                    (iv) in the event that the EBIT for the calendar year ending
               December 31, 1997 is:

                         (A) greater than Six Million Five Hundred Thousand
                    (Cdn. $6,500,000) Cdn. Dollars, then in such event:

                              (i) Buyer shall pay to Michael Veltri on March 31,
                         1998 an amount equal to the lesser of (a) One Million (Cdn.


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
                              $1,000,000) Cdn. Dollars or (b) fifty (50%)
                              percent of the amount by which such EBIT shall be in excess of Six Million Five Hundred Thousand (Cdn. $6,500,000) Cdn. Dollars, less any applicable withholding required pursuant to
                              Section 116 (as hereinafter defined); and

                                   (ii)  the EBIT Threshold (as hereinafter
                              defined) for purposes of the 1998 Earn-Out (as hereinafter defined) shall be reduced by an amount equal to the lesser of (a) One Million (Cdn. $1,000,000) Cdn. Dollars or (b) fifty (50%) percent of the amount by which such EBIT shall be in excess of Six Million Five Hundred Thousand (Cdn. $6,500,000) Cdn. Dollars;

                              (B) less than Six Million (Cdn. $6,000,000) Cdn.
                         Dollars, then in such event;

                                   (i) Michael Veltri shall pay to Buyer on
                              March 31, 1998 an amount equal to the lesser of
                              (a) One Million (Cdn. $1,000,000) Cdn. Dollars or
                              (b) fifty (50%) percent of the amount by which such EBIT shall be less than Six Million (Cdn. $6,000,000) Cdn. Dollars;

                                   (ii) the EBIT Threshold for purposes of the
                              1998 Earn-Out shall be increased by an amount equal to the lesser of (i) One Million (Cdn. $1,000,000) Cdn. Dollars or (ii) fifty (50%) percent of the amount by which such EBIT shall be less than Six Million (Cdn. $6,000,000) Cdn. Dollars; and



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                                   (iii) the Conversion Threshold and the
                              Maximum Earn-Out Amount shall each be increased by an amount equal to the lesser of (i) One Million (Cdn. $1,000,000) Cdn. Dollars or (ii) fifty (50%) percent of the amount by which such EBIT shall be less than Six Million (Cdn. $6,000,000) Cdn. Dollars.

          (b) An amount (the "Earn-Out Amounts") not to exceed the Maximum Earn-Out Amount (as hereinafter defined), which shall be paid to Michael Veltri in accordance with the following:

               (i) With respect to each of the calendar years ending
          December 31, 1998 and December 31, 1999 (which, together with the
          calendar years ending December 31, 1996 and   December 31, 1997, are
          the referred to herein as the "EBIT Years"), Michael Veltri shall be paid the Earn-Out Percentage (as hereinafter defined) of the amount by which the EBIT (as hereinafter defined) shall be in excess of Six Million Five Hundred Thousand (Cdn. $6,500,000) Cdn. Dollars (the "EBIT Threshold") (which EBIT Threshold shall be subject to adjustment as provided in Section 1.3(a)(iv) hereof);

               (ii) For each of such calendar years, the Earn-Out Percentage shall be (A) one hundred (100%) percent up to and until the cumulative total of the Earn-Out Amounts payable under this
          Section 1.3(b) shall total Ten Million (Cdn. $10,000,000) Cdn. Dollars (the "Conversion Threshold") (which Conversion Threshold shall be subject to adjustment as provided in Section 1.3(a)(iv) hereof); and (B) fifty (50%) percent commencing as of that point, if any, in either of such calendar years in which the cumulative total of the Earn-Out Amounts payable



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          hereunder shall total the Conversion Threshold; provided, however that notwithstanding the foregoing, in no event shall the cumulative total of all Earn-Out Amounts payable hereunder exceed the sum of Fifteen Million (Cdn. $15,000,000) Cdn. Dollars (the "Maximum Earn-Out Amount")(which Maximum Earn-Out Amount shall be subject to adjustment as provided in Section 1.3(a)(iv) hereof).

               (iii) "EBIT" means the consolidated sum of the Net Income and Losses (as hereinafter defined) of the Veltri Group and Buyer (collectively, the "New Veltri Group", and each individually a "New Veltri Group Member") for a calendar year consisting of twelve
          (12) consecutive months determined in accordance with GAAP (as hereinafter defined) on a basis consistent with the historic practices and methodologies used by the Veltri Group for the calendar years 1994 and 1995, adjusted as follows:

                    (a) There shall be no deduction for or amortization of any interest expenses, loan finance costs, loan restructuring costs, loan refinancing costs, loan administration costs, loan prepayment costs or other similar material fees or charges by any lender, or any lessor under any capital leases;

                    (b) There shall be no deduction for any income taxes (or any penalties, interest, or fines relating thereto);

                    (c) EBIT shall not include any deduction for or benefit of any additional charges for depreciation or amortization, or incremental changes in depreciation or amortization, arising out of (i) the transactions contemplated by this Agreement, including, without limitation, with respect to the Amalgamation (as hereinafter defined) or any covenant not-to-compete, intangible assets, goodwill or going concern value recorded as a result of the




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               transactions contemplated by this Agreement, (ii) any merger, amalgamation, consolidation, reorganization, restructuring or initial public offering affecting the New Veltri Group, or (iii) any changes in depreciation or amortization periods, practices or methodologies following the Closing Date,

                    (d) EBIT shall not include any deduction for or benefit of any loss, gain, income, cost or expense relating to any issuance or redemption of stock, public or private sale of stock or any merger, amalgamation, consolidation, reorganization or restructuring affecting the New Veltri Group;

                    (e) There shall be no deduction for any management,
               administrative, accounting, sales, marketing or other expenses, charged by Buyer or any Affiliate (as hereinafter defined) of Buyer without the prior written consent of Michael Veltri (which consent shall not be unreasonably withheld), except to the extent such expenses are (i) directly incurred for the New Veltri Group and not an allocation of the cost of the resources, overhead, personnel or other indirect costs of the Buyer or any Affiliate of Buyer, (ii) for services directly rendered by an employee or outside contractor of the Buyer or any Affiliate of Buyer, (iii) consistent with historical practices and in replacement of and not in excess of existing levels of such expenses, and (iv) not in excess of Two Hundred Thousand (Cdn. $200,000) Cdn. Dollars per year;

                    (f) EBIT shall not be increased or decreased as a result of any changes in accounting principles or methodology (except to the extent such changes are made to conform to GAAP where GAAP does not permit the prior practice);




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                    (g) Inventory shall calculated on a lower cost of cost or
               market, first-in, first-out basis;

                    (h) Extraordinary items of income, gains or losses (as
               determined in accordance with GAAP) shall be excluded;

                    (i) Any loss or expense recorded during any EBIT Year
               which is recovered from insurance carriers, third parties, or Sellers (whether pursuant to claims for indemnity, set-off or otherwise) during such EBIT Year shall be excluded and the EBIT for such year shall not include the recovery as income; provided, however, in the event any such recovery occurs in a year other than the EBIT Year in which such loss or expense is recorded, then in such event the EBIT for the EBIT Year in which such loss or expense was recorded shall be recomputed taking into effect such recovery and the EBIT for the EBIT Year in which such recovery occurred shall not include the recovery as income;

                    (j) EBIT shall not be increased or decreased for the
               carryover or carryback of operating income or losses generated in other years;

                    (k) There shall be no deduction for design or engineering
               costs in excess of those amounts set forth on Schedule 1.3(b)(i) to the extent such excess costs relate to specific products, services, programs or platforms not listed on Schedule 1.3(b)(ii) (the "Scheduled Items"); provided, however, notwithstanding the foregoing, such excess design or engineering costs shall be deducted to the extent that they result in additional income during an EBIT Year;


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
                    (l) There shall be no deduction for any additional or incremental depreciation or amortization charges arising out of any capital expenditures in excess of those set forth in
               Schedule 1.3(b)(iii) to the extent such excess costs relate to specific products, services, programs or platforms other than the Scheduled Items; provided, however, notwithstanding the foregoing, such excess capital expenditure charges shall be deducted to the extent that they result in additional income during an EBIT Year;

                    (m) There shall be no deduction for any accrual or payments to Michael Veltri pursuant to Sections 4(c) and 4(d) of the Employment Agreement (as hereinafter defined);

                    (n) There shall be no deduction for any expense, cost or amortization arising out of the accrual or payment of any Earn-Out Amounts, or for any costs or expenses incurred in determining the Earn-Out Amounts (including, without limitation, any costs incurred with respect to Buyer's Accountants, Veltri's Accountants and the Independent Accountants) to the extent that such costs or expenses exceed the aggregate sum of Five Thousand (Cdn. $5,000) Cdn. Dollars per EBIT Year;

                    (o) There shall be no deduction for any loss, cost or expense for any third party claims to the extent that (i) such claims arise out of the actions of Talon Automotive Group L.L.C. (or any Affiliate thereof), and (ii) do not relate to the operations of the New Veltri Group;

                    (p) EBIT shall not be decreased for any loss, cost or expense incurred in any EBIT year which applies against the Indemnity Floor (as hereinafter defined);


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
                    (q) In the event that any severance payments are payable to Michael Veltri under Section 7(c) of the Employment Agreement, there shall be no deduction for any salary, wages, benefits, bonuses or other compensation expenses incurred by the New Veltri Group in connection with any person or persons replacing Michael Veltri or otherwise incurred in obtaining any services now or hereafter provided by Michael Veltri, and any severance payments or benefits payable to Michael Veltri shall be expenses for purposes hereof ratably over the period for which the same shall be payable pursuant to the Employment Agreement.

                    (r) Tooling income shall be accounted for in accordance with the historic accounting and business practices of the Veltri Group, notwithstanding any contrary GAAP treatment, as set forth in Schedule 1.3(b)(iv);

                    (s) There shall be no change in the historic components or elements of overhead which are to be allocated to inventory;

                    (t) All current and deferred foreign exchange gains and losses shall be excluded;

                    (u) EBIT shall not include any deduction for or benefit of any loss, gain, income, cost or expense which Buyer may incur as a result of any breach by Buyer of the terms of this Agreement, the Security Agreements (as hereinafter defined), the Debentures (as hereinafter defined), or the Employment Agreement (except for severance payments and severance benefits thereunder which may be deducted as provided in Section 1.3(b)(iii)(q) hereof);

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
                    (v) EBIT shall not include any deduction for or benefit of any loss, gain, income, cost or expense attributable to any item listed in Schedule 1.4(b) hereof which has an impact upon the income of the New Veltri Group or any item which causes the Consolidated Net Worth as of the Closing Date to be less than the Base Net Worth to the extent that the Initial Amount is reduced by the amount of such difference pursuant to Sections 1.2(b)(i)(A) and Section 1.4 hereof;

                    (w) EBIT shall not include any deduction for or benefit of any loss, gain, income, cost or expense attributable to the write-off of any intercompany loans of the Veltri Group;

                    (x) In the event that any engineering, development or tooling costs are recouped through an increased piece price or other revenues ("Recoupment") in a year other than the EBIT
               Year that such costs would otherwise constitute a charge against EBIT, the amount of such costs chargeable to said EBIT year shall be reversed, reduced or otherwise equitably adjusted to account for such Recoupment;

                    (y) EBIT shall not include any deduction for or benefit of any piece price increases or decreases or other income or expense adjustments made in an EBIT year which relate to a non-EBIT Year;

                    (z) EBIT shall not include any professional fees or other transactional expenses incurred prior to the date of Closing with respect to the consummation of the transactions contemplated hereby;

                    (aa) There shall be no deduction for any amortization or
               other costs arising out of any deviation from the method currently employed by the Veltri


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

               Group for the capitalization and amortization of start-up costs associated with the Modular Assembly operations and facilities as set forth in Sche- dule 1.3(b)(v);

                    (bb) EBIT shall not include any benefit from any
               adjustments of year-end accruals which represent adjustments from a non-EBIT Year.

               (iv) In the event that the foregoing definition of EBIT does not adequately address a particular transaction or situation, then additional adjustments to the foregoing definition of EBIT shall be made to be consistent with the principles herein contained and the traditional operations and business practices of the Veltri Group as are fair and equitable under the circumstances. Prior to any transfers of business from and to the New Veltri Group and other Affiliates of Buyer (which transfers may be made with the prior consent of each of such parties, which consent shall not be unreasonably withheld), the parties shall agree in writing on additional adjustments to increase or decrease EBIT, as the case may be, based upon an agreed upon level of gross profit on such business, in order to equitably adjust for any such transfers of business. In the event that the product launch date of any of the Scheduled Items is delayed for a period of more than three (3) months due to causes or events beyond the New Veltri Group's reasonable control, then the parties shall agree to make equitable adjustments in the EBIT calculations for the EBIT Years which are affected as result thereof. The parties hereto further agree that, for purposes hereof, the business of the New Veltri Group shall be operated on an autonomous basis substantially similar to the historical operations of the Veltri Group, and the Buyer shall maintain separate books and records for the determination of the EBIT of the New Veltri Group. Further, the parties hereto shall act in good faith with respect to


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

          each other and the business and operations of the New Veltri Group. Buyer shall not, and shall not permit Buyer's Affiliates to, directly or indirectly, take any action (or cause any action to be taken) which would reasonably be expected to decrease the Earn-Out Amounts in any material respect.

               (v) EBIT shall be determined by Buyer's independent certified public accounting/chartered firm ("Buyer's Accountants") within seventy-five (75) days following the end of each of the calendar years ending December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999. Upon such determination, Buyer shall submit such written determination (the "Initial Determination"), together with all reasonably appropriate worksheets and schedules relating to such determination, to Michael Veltri for review by Michael Veltri and/or an independent certified/chartered public accounting firm selected by Michael Veltri ("Veltri's Accountants"), who shall either accept or reject such Initial Determination within forty five (45) days following the receipt thereof (or within forty five (45) days following the receipt of any materials requested by Michael Veltri pursuant to the next sentence, if later). Any documents, records, worksheets or information in Buyer's possession or under Buyer's control (irrespective of any accountant/client privilege) which are reasonably requested by Michael Veltri and/or Veltri's Accountants in this connection shall be promptly furnished by Buyer to Michael Veltri and/or Veltri's Accountants upon request; provided, however, that the parties requesting the same shall execute and deliver to Buyer a reasonable confidentiality agreement upon terms and conditions mutually satisfactory to the parties. In the event after reasonable discussions Buyer and Michael Veltri are unable to agree as to the amount of EBIT for a calendar year, they shall submit the determinations of

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

          their respective Accountants (collectively, the "Accountants") to a third independent certified public accountant/chartered firm (the "Independent Accountants") to be mutually agreed upon by the Accountants in writing, who shall review each such determination and establish EBIT for purposes of this Agreement. The final determination of EBIT as provided herein shall be referred to herein as the "Final Determination". In connection with Michael Veltri's review of the Initial Determination for each of the calendar years ending December 31, 1998 and December 31, 1999, Buyer hereby agrees to reimburse Michael Veltri for any out-of-pocket expenses so incurred by Michael Veltri in an amount up to Five Thousand (Cdn. $5,000) Cdn. Dollars for each such determination. Except for such reimbursement, Buyer and Michael Veltri shall each pay their respective costs and expenses (including all costs of their respective Accountants) incident to the foregoing and in connection with such EBIT determinations.

               (vi) "GAAP" shall mean generally accepted accounting principles as adopted and existing in Canada as of the date hereof (regardless of future pronouncements or modifications to GAAP after the date hereof).

               (vii) "Net Income and Losses" shall mean the sum of all income and losses from operations (i.e., gross sales minus cost of goods sold) less all selling, general, administrative and other operational expenses, determined in accordance with GAAP consistently applied and in accordance with the historical accounting practices and methods used by the Veltri Group.

               (viii) The Earn-Out Amounts shall be paid as follows:

                    (A) Subject to the foregoing, the Earn-Out Amounts, if any, payable with respect to the calendar year ending December 31, 1998, (the

               "1998 Earn-Out"), shall be payable in two (2) equal annual installments on March 31, 1999 and March 31, 2000 (less any applicable withholding required pursuant to Section 116, as hereinafter defined), together with interest on the unpaid balance of such amount at the Prime Rate (as hereinafter defined) from and after December 31, 1998 until such amount is paid in full, which interest shall be payable in quarterly installments (less any applicable withholding) on the last day of each calendar quarter and shall commence on March 31, 1999; provided, however, in the event (i) any such installment of interest or the 1998 Earn-Out is not paid when due, and such failure shall continue for a period of ten (10) days following written notice thereof to Buyer, (ii) or the sale of all or substantially all of the assets of the New Veltri Group, or
               (iii) of the direct or indirect sale, transfer, issuance or other disposition (in one or a series of transactions) of an aggregate amount of fifty (50%) percent or more of the outstanding voting stock of any New Veltri Group Member, VSH or VSH No. 2 (other than any of the foregoing in connection with an IPO, as hereinafter defined, or to or among existing shareholders, their family members or trusts for their benefit, or to Affiliates, provided such Affiliates remain as Affiliates after such transfer), then in any of such events the entire 1998 Earn-Out, and all accrued and unpaid interest thereon shall be immediately due and payable, but in no event sooner than March 31, 1999, and any amounts remaining unpaid shall thereafter bear interest at a rate equal to the Prime Rate plus Two (2%) percent until the same is paid in full; and

                    (B) Subject to the foregoing, the Earn-Out Amounts, if any, payable with respect to the calendar year ending December
               31, 1999 (the "1999 Earn-Out")   shall be payable in three (3)
               installments (less any applicable withholding required pursuant to Section 116), as follows:

                         (i)   fifty (50%) percent on March 31, 2000;

                         (ii)  twenty five (25%) percent on September 1, 2000;
                     and

                         (iii) twenty five (25%) percent on March 31, 2001;

               -- together with interest on the unpaid balance of such amount at the Prime Rate from and after December 31, 1999 until such amount is paid in full, which interest shall be payable in quarterly installments (less any applicable withholding) on the last day of each calendar quarter and shall commence on March 31, 2000; provided, however, in the event (i) any such installment of interest or the 1999 Earn-Out is not paid when due, and such failure shall continue for a period of ten (10) days following written notice thereof to Buyer, (ii) of the sale of all or substantially all of the assets of the New Veltri Group, or (iii) of the direct or indirect sale, transfer, issuance or other disposition (in one or a series of transactions) of an aggregate amount of fifty (50%) percent or more of the outstanding voting stock of any New Veltri Group Member, VSH or VSH No. 2 (other than any of the foregoing in connection with an IPO or to or among existing shareholders, their family members or trusts for their benefit, or to Affiliates, provided such Affiliates remain as Affiliate after such transfer), then in any such events the entire 1999 Earn-Out, and all accrued and unpaid interest thereon shall be immediately due and payable, but in no event sooner than March 31, 2000, and any amounts remaining unpaid shall thereafter bear interest at a rate equal to the Prime Rate plus Two (2%) percent until the same is paid in full.

          (c) The Note Amount shall be paid by the Buyer's execution and delivery at the Closing of a Promissory Note for such amount in the form attached hereto as Exhibit A (the "Promissory Note").

1.4  Preparation of Closing Net Worth Statement.

     (a) Within sixty (60) days following the Closing Date, Buyer shall cause Buyer's Accountants to prepare an audited statement of the Consolidated Net Worth of the Veltri Group as of the close of business on the Closing Date (the "Closing Net Worth Statement"). As used herein, the term "Consolidated Net Worth" shall mean the total amount of the Veltri Group's assets, on a consolidated basis, less the total amount of the Veltri Group's liabilities, on a consolidated basis. Upon the preparation of the Closing Net Worth Statement, Buyer shall submit such determination (the "Original Determination"), together with all reasonably appropriate worksheets and schedules relating to such Original Determination, to Michael Veltri for review by Michael Veltri and/or Veltri's Accountants, who shall either accept or reject such Original Determination within forty-five (45) days following receipt thereof (or within forty five (45) days following the receipt of any materials requested by Michael Veltri pursuant to the next sentence, if later). Any documents, records, worksheets or information in Buyer's possession or under Buyer's control (irrespective of any accountant/client privilege) which are reasonably requested by Michael Veltri and/or Veltri's Accountants upon request; provided, however, that the parties requesting the same shall execute and deliver to Buyer a reasonable confidentiality agreement upon terms and conditions mutually satisfactory to the parties. In the event after reasonable discussions,

Buyer and Michael Veltri are unable to agree as to the Consolidated Net Worth as of the Closing Date, they shall submit the determinations of their respective Accountants to the Independent Accountants, who shall review each such determination and establish the Consolidated Net Worth for purposes of this Agreement. The final determination of the Consolidated Net Worth as provided above shall be referred to herein as the "Conclusive Determination." In the event that the Original Determination of the Consolidated Net Worth reflects a Consolidated Net Worth less than the Base Net Worth, then Buyer hereby agrees to reimburse Michael Veltri an amount up to Five Thousand (Cdn. $5,000) Cdn. Dollars for any out-of-pocket expenses incurred by Michael Veltri in connection with his review of the Consolidated Net Worth Statement. Except for such reimbursement, Buyer and Michael Veltri shall each pay their respective costs and expenses (including all costs of their respective Accountants) incident to the foregoing and in connection with such determination.

     (b) The Closing Net Worth Statement shall be prepared in accordance with GAAP on a basis consistent with the historic practices and methodologies used by the Veltri Group for the calendar years 1994 and 1995, but as adjusted in accordance with the provisions of Schedule 1.4(b) hereof.

     (c) In the event that the Consolidated Net Worth as of the Closing Date (as set forth in the Closing Net Worth Statement) is greater than the Base Net Worth, the entire Escrowed Amount, plus interest earned on the Escrowed Amount while such amount was being held in escrow, shall be paid to Michael Veltri. In the event that the Consolidated Net Worth as of the Closing Date (as set forth in the Closing Net Worth Statement) is less than the Base Net Worth, the amount of such deficiency, plus interest on such deficiency at the prime rate of interest charged by Comerica Bank as in effect from time to time (the "Prime Rate") from the Closing Date, shall be paid to Buyer and the remainder of the Escrowed

Amount, plus interest earned on such remainder while such amount was being held
in escrow, shall be paid to Michael Veltri; provided,   however, in the event
that the amount of such deficiency is in excess of the Escrowed Amount, the entire Escrowed Amount, plus all interest earned on the Escrowed Amount while such amount was being held in escrow, shall be paid to Buyer and Michael Veltri shall promptly pay to Buyer the amount of such deficiency in excess of the Escrowed Amount, plus interest at the Prime Rate until paid (which amounts payable hereunder shall not be subject to the Floor or Ceiling set forth in Sections 5.2(a) and (b) below). The Escrowed Amount shall be paid to Buyer and/or Michael Veltri, as the case may be, in accordance within the foregoing, within ten (10) days of the finalization of the Closing Net Worth Statement.

     (d) Buyer hereby represents that, except as otherwise described in Schedules 1.4(b) or 1.4(d) hereof, Buyer's due diligence investigation has not revealed any material adjustments to the Veltri Group's financial statements, net worth or accounting practices which would reasonably be expected to cause the Consolidated Net Worth as of the Closing to be less than negative Two Million One Hundred Ninety Four Thousand Three Hundred Twenty Eight (Cdn. -$2,194,328) Cdn. Dollars.

     1.5 Allocation of Purchase Price. The NAPT Share Purchase Price shall be allocated among the NAPT Shares in the manner set forth in Schedule 1.5 attached hereto.


                              ARTICLE 2 - CLOSING

     2.1 Closing. The consummation of the purchase and sale of the Shares
(the "Closing") shall take place at the offices of Timmis & Inman L.L.P., 300 Talon Centre, Detroit, Michigan contemporaneously with the execution of this Agreement. The time and date of the Closing are referred to herein as the "Closing Date".

     2.2  Closing Date Deliveries. At the Closing:

          (a) Sellers shall deliver to Buyer the original stock certificates representing the Veltri Ltd. shares and the NAPT Shares, together with the appropriate assignments of stock separate from certificate duly endorsed for transfer, and Michael Veltri shall deliver to Buyer, or Buyer's designees listed on Schedule 2.2(a) attached hereto ( the "Designees"), the original stock certificates representing the Veltri Holdings Shares, together with the appropriate assignments of stock separate from certificate duly endorsed for transfer;

          (b) Buyer shall pay the NAPT Share Purchase Price to Sellers (in accordance with the NAPT Share Purchase Price allocation under Section 1.5 hereof), Buyer (or the Designees) shall pay the Veltri Holdings Share Purchase Price to Michael Veltri, and Buyer shall pay the Cash Payment to Michael Veltri and the Escrowed Amount into escrow as provided in Section
     1.3 hereof;

          (c) Buyer and Sellers shall receive from each other executed copies of the following agreements:

               (i) Agreement Not to Compete and Confidentiality Agreement among the Sellers and Buyer in the form attached hereto as Exhibit B; and

               (ii) Employment Agreement among Michael Veltri, Veltri Holdings and Buyer in the form attached hereto as Exhibit C (the "Employment Agreement");

          (d) Buyer shall receive from Sellers the original minute books and stock ledgers of each Veltri Group Member.

          (e) Buyer shall receive from Sellers an opinion of Kerr, Russell & Weber, P.L.C., counsel for Sellers and the Veltri Group, with respect to the matters set forth on Schedule 2.2(e)(i) attached hereto and an opinion of Bartlet & Richardes, Canadian counsel for Sellers and the Veltri Group, with respect to the matters set forth on
     Schedule 2.2(e)(ii) attached hereto;

          (f) Buyer shall have received the applicable Certificates of Compliance related to the Disposition of Taxable Canadian Property from Revenue Canada pursuant to Section 116 of the Canada Income Tax Act ("Section 116"), and the Buyer and Sellers shall have entered into that certain Memorandum of Agreement in the form attached hereto as Exhibit D regarding the required withholding under Section 116;

          (g)   Buyer shall receiver from the Sellers a copy of the following:

               (i) All waivers or other consents, if any, required from Canadian Imperial Bank of Commerce, together with the consent of ABB Robotics with respect to the Amalgamation, but not including any other consents to the Amalgamation;

               (ii) Certified copies of the Articles of Incorporation and By-laws of each Veltri Group Member;

               (iii) Certificates of Good Standing for each Veltri Group Member from the jurisdiction in which each Veltri Group Member is qualified to transact business; and

               (iv) Certified copy of the resolutions of the Board of Directors or shareholders of each Veltri Group Member approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (h) Buyer shall receive from Sellers releases from (i) all current officers and directors of each Veltri Group Member, (ii)
     Andrea-Teresa-Frank, Inc. f/k/a ATF Automotive Group, Inc. and Michael-Tony-Joseph, Inc. f/k/a MTJ Enterprises, Inc., and (iii) Tony Veltri, Frank Veltri and Maria Veltri.

          (i) Buyer shall receive from Michael Veltri a certified copy of the relevant portions of the Michael T.J. Veltri Revocable Living Trust Agreement dated December 17, 1992 confirming the power and authority of Michael Veltri to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

          (j) Michael Veltri shall execute and deliver to Buyer a Subordination Agreement (the "Subordination Agreement") in the form attached hereto as Exhibit E; and

          (k) Sellers shall receive an opinion of Buyer's counsel, Timmis & Inman L.L.P., with respect to the matters set forth on Schedule 2.2(k)(i) attached hereto, an opinion of Stewart McKelvey Stirling Scales, Nova Scotia counsel to Buyer, with respect to the matters set forth on Schedule 2.2(k)(ii) attached hereto, and an opinion of Cassels Brock & Blackwell, Ontario counsel to Buyer, with respect to the matters set forth on Schedule 2.2(k)(iii) attached hereto;

          (l) Sellers shall receive from Buyer a copy of the following:

               (i) Certified copy of the Memorandum of Association and Articles of Association of Buyer;

               (ii) Certificates of Good Standing from the jurisdiction in which the Buyer is organized; and

               (iii) Certified copy of the resolution of the Buyer's Board of Directors approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (m) Buyer shall executive and deliver to Michael Veltri of the Security Agreements (the "Security Agreements") in the form attached hereto as Exhibit F;

          (n) Buyer shall executed and deliver to Michael Veltri of the Debentures (the "Debentures") in the form attached hereto as Exhibit G;

          (o) VSH, VSH No. 2 and their shareholders shall execute and deliver to Michael Veltri a side agreement in the form attached hereto as Exhibit H (the "Side Agreement");

          (p) VSH shall execute and deliver to Michael Veltri a Subordination Agreement in the form attached hereto as Exhibit I;

          (q) Subsidiary shall execute and deliver to Tony Veltri an Employment Agreement in the form attached hereto as Exhibit J;

          (r) Sellers shall execute and deliver terminations, releases and discharges of all liens and other interests held, directly or indirectly, by Michael Veltri and Canadian Imperial Bank of Commerce ("CIBC") in the Veltri Group, and the Buyer shall discharge and refinance the existing indebtedness of the Veltri Group to CIBC; and

          (s) The parties hereto shall execute and deliver to each other such other reasonable documents, instruments and agreements in order to effectuate the transactions described herein as reasonably requested by any other party hereto.

   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF MICHAEL VELTRI

          Michael Veltri represents and warrants to Buyer on the date hereof and as of the Closing Date that:

     3.1 Corporate Standing and Authority.

          (a) Each Veltri Group Member is a corporation duly organized and validly existing and in good standing under the laws of their respective jurisdictions of incorporation, which jurisdictions of incorporation are as set forth in Schedule 3.1(a)(i) attached hereto, and each Veltri Group Member has full corporate power and authority to own their respective assets and to conduct their respective businesses. No Veltri Group Member is required to be qualified as a foreign corporation with respect to any of their respective businesses under the laws of any other jurisdiction, except where presently qualified as listed on Schedule

     3.1(a)(ii) attached hereto, and except where the lack of such qualification would not have a material adverse effect on any such Veltri Group Member. To the best knowledge of Sellers and the Veltri Group, no Veltri Group Member has any material assets located in any jurisdiction other than those listed on Schedule 3.1(a)(ii). Except for the Subsidiary and as set forth on Schedule 3.1(a)(ii). Except for the Subsidiary and as set forth on Schedule 3.1(a)(iii), none of the Companies own any equity interest in any other entity.

          (b) Sellers have the legal capacity and authority to execute this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement (excluding the Amalgamation) does not and will not violate or cause a default under any provision of the respective Articles of Incorporation or By-Laws of each Veltri Group Member, or result in the breach, termination or acceleration of any material obligation or constitute a default or permit the termination of any right under any material mortgage, indenture, lien, lease, contract, agreement, instrument, order, arbitration award, judgment or decree to which any of Sellers or any Veltri Group Member is a party or by which any of their respective properties are bound, except as described in Schedule 3.1(b)(i). Sellers and each Veltri Group Member have taken all necessary action required by law, their respective Articles of Incorporation and By-Laws to authorize the execution, delivery and performance of this Agreement in accordance with and subject to the terms and conditions of this Agreement. This Agreement and each document and instrument executed pursuant to this Agreement by Sellers and any Veltri Group Member constitutes a valid and binding obligation of Sellers and such Veltri Group Member, as the case may be, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. Neither Sellers nor any Veltri Group Member is required to obtain the consent, approval or waiver of any person not a party of this Agreement to enter into this Agreement or to consummate the transaction contemplated hereby, except for (i) the consents of the parties listed in Schedules 3.5 and 3.6 attached hereto, and (ii) those consents which, if not obtained, would not have a material adverse effect on any Veltri Group Member or their respective businesses following the Closing.

          (c) All material actions of each Veltri Group Member which are required to be recorded in their respective corporate minute books by law and/or their respective Articles of Incorporation or By-Laws have been duly recorded in their respective corporate minute books and duly authorized and adopted in accordance with the requirements of applicable law and their respective By-Laws and Articles of Incorporation. Schedule 3.1(c) attached hereto identifies all directors and officers of each Veltri Group Member.

     3.2 Stock.

          (a) The authorized capitalization and registered and beneficial ownership of the issued and outstanding shares of capital stock of each Veltri Group Member is as set forth on Schedule 3.2(a)(i) attached hereto. Except as described in such Schedule, no other shares of capital stock of any Veltri Group Member are issued or outstanding. All of the shares of capital stock of each Veltri Group member issued and outstanding are validly issued, fully paid and nonassessable. All of the rights, preferences and limitations of the capital stock of each Veltri Group Member are set forth in the respective Articles of Incorporation and Bylaws of each such Veltri Group member, as attached hereto as Schedule 3.2(a)(ii). No person or entity (other than Buyer) has any rights to acquire any shares of capital stock of any Veltri Group Member and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of any Companies or the Subsidiary.

          (b) Sellers currently own, and, subject to the terms of this Agreement, will convey to Buyer on the Closing Date, good title to the
     Shares, free and   clear of any and all liens, encumbrances, forfeitures,
     pledges, penalties, charges, judgments, security interests, buy-sell agreements, restrictive agreements, transfer restrictions (other than any restrictions imposed by any securities laws on Buyer's purchase or holding of the shares), options, rights of first refusal, rights to dividends, warrants, or claims or rights of others of any nature whatsoever. At the Closing, the Shares will represent all of the issued and outstanding shares of capital stock of the Companies. Sellers have the right, power and capacity to sell and transfer the Shares to Buyer in accordance with the terms of this Agreement.

     3.3 Financial Statements.

          (a) Sellers have made available to Buyer (i) the unaudited consolidating balance sheets and income statements of the Veltri Group as of and for the six (6), seven (7), eight (8) and nine (9) month periods ended June 29, 1996, July 27, 1996, August 24, 1996 and September 28, 1996 (the "Interim Financial Statements"), and (ii) the audited consolidating balance sheet of the Veltri Group as of and for the calendar years ended December 31, 1995 and December 31, 1994, and the related audited statements of income and retained earnings and statements of cash flows for the periods then ended, including the notes hereto and any supplemental information provided therewith (the "Audited Statement") (the Audited Statement and the Interim Financial Statements are collectively referred to herein as the "Financial Statements").

          Except as disclosed in Schedule 3.3(a) hereof, the Interim Financial Statements fairly present the properties, assets, financial position and results of operations of the business of each Veltri Group Member as of the respective dates and for the respective periods stated above.

          The Audited Financial Statements:

               (i) Fairly present the properties, assets, financial position and results of operations of the business of each Veltri Group Member as of the respective dates and for the respective periods stated above; and

               (ii) Have been prepared pursuant to and in accordance with GAAP consistently applied, except as otherwise disclosed in the Audited Financial Statements or in the notes thereto.

          (b) The Financial Statements reflect (i) all inventories at the lower of cost or market with cost being valued using the first-in, first-out method, (ii) an adequate provision for doubtful accounts, and
     (iii) accounts receivables and sales net of discounts, returns and allowances. Except as set forth on Schedule 3.3(b), the Audited Statements, the August 24, 1996 and the September 28, 1996 Interim Financial Statements reflect an accrual or liability, or otherwise provide for all taxes not yet due and payable. To the best knowledge of Sellers and the Veltri Group, except to the extent reflected in the Audited Financial Statements and the August 24, 1996 and the September 28, 1996 Interim Financial Statements or in Schedule 3.3(b), no Veltri Group Member has any material liability or obligations, whether accrued, absolute, or contingent, arising out of transactions entered into or any condition existing as of the dates thereof (other than liabilities and obligations
     (i) which are not required by GAAP to be reported in the Financial Statements, (ii) not yet due and payable, (iii) set forth in the Leases, Contracts, Employee Benefit Plans or other contracts and agreements entered into in the ordinary course of business, (iv) incurred thereafter in the ordinary course of business which are consistent with historical operations, or (v) otherwise disclosed as a liability or obligation in any Schedule attached hereto). Except as set forth in Schedule 3.3(b) attached hereto, no material accounts payable under any customer steel resale program of any Veltri

     Group Member have been written off since January 1, 1992. No provision in the Financial Statements is necessary (except as otherwise disclosed therein), under GAAP, for liability on account of product warranties or with respect to the manufacture or sale of defective products. All material items of income or expense which are unusual or of a non-recurring nature are separately disclosed in the Audited Financial Statements to the extent required by GAAP.

          (c) Except with respect to any tax returns described on Schedule 3.3(c)(i), each Veltri Group Member has duly and accurately filed or caused to be filed all tax returns which are required to be filed through the date hereof with respect to the operations of the Veltri Group, including, without limitation, all federal, state, provincial, local and foreign tax returns relating to all periods ending on or before December 31, 1995, and all tax returns for all federal, state, provincial, local or foreign income, franchise, real property, personal property, withholding, employment, sales, ad valorem, goods and services and other taxes payable or collectible by any Veltri Group Member which are required to be filed through the date hereof (all of the foregoing are collectively referred to herein as the "Tax Returns"). Except as set forth on Schedule 3.3(c)(ii), each Veltri Group Member has paid in full and remitted all taxes and other amounts required to be paid (including interest, penalties and related charges and fees in respect thereof) pursuant to the Tax Returns. Sellers have made available to Buyer true, correct and complete copies of the Tax Returns. The annual federal and provincial income tax returns of each Veltri Group Member have been assessed by Revenue Canada and by provincial revenue authorities through the dates set forth on Schedule 3.3(c)(iii). Except as set forth on Schedule 3.3(c)(iv), to the best of the knowledge of the Sellers and the Veltri Group, there are no pending audits of any Tax Returns of any Veltri Group Member, and neither Sellers nor any Veltri Group Member has received any written notices of any threatened audits or proposed reassessments of any Tax Returns of any Veltri Group Member. There are not in effect any waivers or extensions of statutes of limitations by any Veltri Group Member, except as set forth on Schedule 3.3(c)(v). Except as set forth on Schedule 3.3(c)(vi), each Veltri Group Member has remitted and paid in full, or accrued, reserved or otherwise provided for in the Financial Statements or its books and records, all federal, provincial, state, local and foreign income, franchise, real property, personal property, withholding, employment, sales, ad valorem, goods and services and other taxes payable or collectible by any Veltri Group Member, including interest, penalties and related charges in respect thereof, if any, for all periods covered by the Tax Returns and continuing through the date hereof, other than current and deferred taxes of any Veltri Group Member not yet due which arise solely from income earned after the date of the most recent Financial Statements and which are consistent in character and amounts with the tax accruals reflected in the Financial Statements. Except as set forth on
     Schedule 3.3(c)(vii), each Veltri Group Member has withheld from each payment made to any of its officers, directors, former directors, employees and former employees and third parties (including payments to any other Veltri Group Member), the amount of all taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required taxes and contributions) required to be withheld and has paid the same together with the employer's share of same, if any (to the extent required to be paid so no such amount is past due), to the proper tax or other receiving officers within the prescribed times and has filed, incomplete and accurate form, all information and other returns required pursuant to any applicable legislation within the prescribed times.


     3.4 No Material Changes. Except as disclosed on Schedule 3.4(a) (or any other Schedule to this Agreement) or as reflected in the Financial Statements, since December 31, 1995, there has not been any material adverse change in the business operations or properties of any Veltri Group Member, and the business operations of each Veltri Group Member have been conducted in the ordinary course of business as theretofore conducted. Except as disclosed on Schedule 3.4(b) (or any other Schedule to this Agreement) or as reflected in the Financial Statements, since August 24, 1996, there has not been any material adverse change in the financial position, results of operations or net worth of any Veltri Group Member. Except as set forth in Schedule 3.4(c), since August 24, 1996, no Veltri Group Member has:

          (a) sole or transferred any assets, other than in the ordinary course of business;

          (b) entered into any transactions affecting any assets or the business or operations of any Veltri Group Member, or incurred or increased any obligation or liability (absolute or contingent), other than in the ordinary course of business;

          (c) paid or otherwise satisfied any obligations other than the obligations arising in the ordinary course of business;

          (d) entered into any transaction other than in the ordinary course of business;

          (e) incurred any obligation for or paid for any capital expenditures in excess of One Hundred Thousand (Cdn, $100,000) Cdn. Dollars in the aggregate;

          (f) issued any capital stock or declared or paid any dividend (including capital dividends within the meaning of Section 83(2) of the Income Tax Act (Canada)) or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly, redeemed, purchased or otherwise acquired or recapitalized or reclassified any capital stock or liquidated in whole or in part;

          (g) created, incurred, or assumed any indebtedness or other liability, except for accounts payable or other liabilities (other than for borrowed money) incurred in the ordinary course of business;

          (h) raised salaries or hourly rates or the rate of bonuses or commissions or other compensation of any employee, other than those made which were consistent with past practices;

          (i) amended or terminated any Leases, Contracts, or Licenses and Permits, other than in the ordinary course of business;

          (j) entered into any agreement or commitment with respect to any of the foregoing; or

          (k) suffered any casualty, loss, damage or destruction to any of its properties, whether or not covered by or compensated under any insurance policy, which would have a material adverse effect on any Veltri Group Member.

     All of the transactions referred to in items 1(g), 4 (except as to Tony Veltri's Employment Agreement), and 7 of Schedule 3.4(b) and items 2, 9 and 11 of Schedule 3.4(c) comply with all applicable laws, and none of such transactions will result in any net tax or other liabilities to the Veltri Group following the Closing (other than tax on the profits of item 2 of Schedule 3.4(c)).

     3.5 Leases and Real Estate. Schedule 3.5(a) sets forth a list of every lease (a) requiring lease payments after the date hereof in excess of Five Thousand (Cdn. $5,000) Cdn. Dollars per month, or (b) which has a term after the date hereof longer than six (6) months (other than those which provide for aggregate lease payments totaling less than Fifty Thousand (Cdn. $50,000) Cdn. Dollars over the remaining lease term), and, under which any Veltri Group Member is a lessee of, or holds or operates, any property, real or personal, owned by any third party and used in the respective businesses of any Veltri Group Member (the "Lessee").

     All other leases under which any Veltri Group Member is a party and which fail to meet the requirements set forth in Sections 3.5(a) or (b) above have been entered into in the ordinary course of business. The Leases are in full force and effect, and are the valid and binding obligations of the parties thereto, except as limited by bankruptcy, insolvency and similar laws affecting creditor's rights generally. Except as set forth in Schedule 3.5(a), no Veltri Group Member is in breach, violation or default of any of the terms of the Leases; to the best knowledge of Sellers and the Veltri Group, no other party to any of the Leases is in breach, violation or default of any of the terms thereof. Except as set forth on Schedule 3.5(a), the Leases do not contain any provision prohibiting or requiring the consent of any third-party to the sale of the Shares to Buyer. Sellers have made available to Buyer true and complete copies of all Leases.

     All real estate owned or leased by any Veltri Group Member, or in which any of them owns any interest, is listed on Schedule 3.5(b) attached hereto (collectively, the "Real Estate"). All Real Estate owned by any Veltri Group Member (the "Owned Real Estate") is identified on Schedule 3.5(b) as owned by the applicable Veltri Group Member. Except as set forth on Schedule 3.5(b), the rights of the Veltri Group with respect to the Real Estate are not subordinate to, or defeasible by, any mortgage, lien or any prior lease thereon. To the best knowledge of the Sellers and the Veltri Group, and except as otherwise disclosed in Schedule 3.5(c) attached hereto, (i) the Real Estate and the improvements thereon are reasonably accessible by public roads, (ii) neither the Sellers nor the Veltri Group has received any written notice that the improvements on the Real Estate encroach onto the property of other persons, and (iii) the use of such Real Estate by the Veltri Group complies with all applicable zoning laws and ordinances. No governmental authority having jurisdiction over such Real Estate has given any written notice to any Veltri Group Member of possible future impositions of assessments affecting the properties in excess of an aggregate amount of Twenty Five Thousand (Cdn. $25,000) Cdn. Dollars, or to exercise the power of eminent domain. To the best knowledge of the Sellers and the Veltri Group, the Real Estate is adequately serviced by water, sewage, gas, waste disposal, electricity and telephone utilities.

     Except as described in Schedule 3.5(a), each Veltri Group Member listed on
Schedule 3.5(b) as the owner of the Owned Real Estate is the registered owned of the Owned Real Estate. Except as listed on Schedule 3.5(a) or Schedule 3.5(c), (i) there are no tenancies, agreements to lease, licenses agreements, offers to purchase or options to purchase in existence in respect of the Owned Real Estate, (ii) there are no actions, suits or proceedings pending or threatened with respect to the Owned Real Estate nor are there any appeals or other proceedings pending in respect of the municipal taxes and tax assessments for the Owned Real Estate, (iii) no state, provincial, local, municipal or other governmental authority has made any order or other provision respecting the use or occupation of any part of the Owned Real Estate, other than as contained in the local or municipal by-laws or ordinances of general application, and neither the Sellers nor the Veltri Group has received any notice from any such authority directing any alteration, repair, improvement or other work to be done or performed to or in respect of the Owned Real Estate or any part thereof, (iv) the buildings and the use thereof on the Owned Real Estate do not violate any applicable zoning or other by-law, ordinance, or regulation, and neither the Sellers nor the Veltri Group has received any notice of any impending or intended rezoning of the Owned Real Estate; (v) there are no local improvement charges or special levies or assessments against the Owned Real Estate nor have the Sellers or the Veltri Group received any proposed local improvement charges or special levies or assessments, (vi) all state, provincial, local and municipal taxes, rates, levies and assessments with respect to the Owned Real Estate are paid in full to the extent due, and
(vii) the Owned Real Estate is not the subject of any condemnation or eminent domain proceedings, presently pending, and neither Sellers nor any Veltri Group Member has received notice that such premises or properties are or will be threatened by any such proceedings.

     3.6 Contracts. Schedule 3.6(a) contains a list of all of the following contracts, agreements and other instruments (collectively, the "Contracts"):

          (a) all contracts, agreements and other instruments (i) requiring payments after the date hereof (or performance valued) in excess of Five Thousand (Cdn. $5,000) Cdn. Dollars per month, or (ii) which have a term longer than six (6) months after the date hereof (other than those which provide for aggregate payments totalling less than Fifty Thousand (Cdn. $50,000) Cdn. Dollars over the remaining term), and under which any Veltri Group Member is a party;

          (b) All manufacturer's representative, distributor, sales agency and consulting agreements; and

          (c)  all guarantees of any obligations of customers or others;

---excluding those contracts, agreements and other instruments described in Sections 3.5 and 3.15 and excluding oral employment agreements terminable by the Veltri Group at will without penalty under which the only obligation of any Veltri Group Member is to make current wage payments and provide current fringe benefits, COBRA benefits, severance or other benefits not exceeding Fifty Thousand (Cdn. $50,000) Cdn. Dollars in the aggregate per employee). Sellers have made available to Buyer true and complete copies of all Contracts described on Schedule 3.6(a).

     All other contracts, agreements or instruments which fail to meet the requirements set forth in Section 3.6(a)(i) or (ii) above have been entered into in the ordinary course of business. The Contracts are in full force and effect, and are the valid and binding obligations of the parties thereto, except as limited by bankruptcy, insolvency and similar laws affecting creditor's rights generally. No Veltri Group Member is in breach, violation or default of any of the terms of the Contracts. To the best knowledge of Sellers and the Veltri Group, no other party to any of the contracts is in breach, violation or default thereof. There are no outstanding defaults or violations by any of the parties to the Contracts which would permit the acceleration of any obligation or the creation of a lien or encumbrance upon the Shares or any of the assets of any Veltri Group member, except as otherwise set forth on Schedule 3.6(b). Except as otherwise provided in
Schedule 3.6(b), the Contracts do not contain any provision prohibiting or requiring the consent of any third party to the sale of the Shares to Buyer.

     3.7 Employee Benefit Plans. Schedule 3.7(a) lists each current employee welfare benefit plan, employee pension benefit plan, deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, hospitalization plan, employees' insurance plan or other employee or independent contractor benefit plan maintained or contributed to, directly or indirectly, by any Veltri Group Member (all of the foregoing are collectively referred to herein as the "Employee Benefit Plans"), excluding, however, any policies concerning holidays and vacations or any requirements under the Ontario Employment Standards Act, or any Employee Benefit Plans disclosed in any other Schedule to this Agreement. All Employee Benefit Plans have at all times been administered in compliance with all applicable laws, rules, regulations, orders, judgments, decrees and other requirements of governmental authorities (collectively the "Employee Benefit Laws"). With respect to each Employee benefit Plan: (1) all required reports have been timely filed, (2) all notices required by the Employee Benefit Laws have been timely filed, (3) all funding requirements and/or contributions have been timely made, and (4) during the past five (5) years there have been no actions, lawsuits, grievances or other litigation or written claims with respect thereto, the assets thereof or any fiduciary thereof (other than routine claims for benefits in accordance with the terms thereof). Except as disclosed on Schedule 3.7(a), there are no Employee Benefit Plans which are subject to qualification under the Employee Benefit Laws. The value of all accrued benefits are fully funded by the assets of such Employee Benefit Plans. True and complete copies of all Employee Benefit Plans have been made available to Buyer, together with copies of the most recent determination letters, if any, with respect to each such Employee Benefit Plan, copies of all annual reports with respect thereto, and, to the extent applicable, copies of the most recent actuarial reports and trustee reports with respect to each such Employee Benefit Plan. Except as disclosed on Schedule 3.7(b), no Veltri Group Member has participated in any multiemployer plan or has at any time maintained or contributed to, directly or indirectly, any defined benefit employee plan. The terminations of all employee benefit plans have been approved, where required, by all appropriate governmental authorities, and the Veltri Group has no liabilities or obligations for any employee benefit plans which have at any time been terminated, except as disclosed in the Financial Statements or on Schedule 3.7(c). No liens under the Employee Benefit Laws exist on any of the assets of any Veltri Group Member, except to the extent reflected in the Financial Statements or which have arisen after the date of the most recent Financial Statements in the ordinary course of business and which are consistent with the past amounts as reflected in the Financial Statements. Except as set forth on
Schedule 3.7(d), each Veltri Group Member has paid or accrued in the Financial Statements or otherwise accrued or provided for in its books and records all amounts due and owing through the date hereof to their respective employees (including bonuses or any other accrued compensation), under all Employee Benefit Plans and each Veltri Group Member has withheld all amounts required by law or any Employee Benefit Plan to be withheld from the wages or salaries of its employees.

     3.8 Employees. Schedule 3.8(a) attached hereto contains a true and complete list showing the names of all current employees of any Veltri Group Member whose current annual compensation (including bonuses) in the aggregate equaled or exceeded Eighty Thousand (Cdn. $80,000) Cdn. Dollars during 1995, such employees present annual salary and any agreed-upon bonuses for the calendar year ending December 31, 1996. Schedule 3.8(a) also contains the names of all employees of any Veltri Group Member who received any compensation whatsoever (including bonuses) from Sellers or any Affiliate of Sellers (other than the Veltri Group) and the amount of such compensation received. Schedule 3.8(b) lists all membership fees in any social, country or other similar clubs or organizations which have been paid for or reimbursed by any Veltri Group Member during 1996 and for which the membership fees exceed the sum of Five Thousand (Cdn. $5,000) Cdn. Dollars per year. Schedule 3.8(c) lists all officers and employees whose salary exceeded Eighty Thousand (Cdn. $80,000) Cdn. Dollars per year and whose employment with any Veltri Group Member has terminated since January 1, 1995. Except as otherwise disclosed in Schedule 3.8(d), Sellers have not received any notice (whether oral or written) that any of the employees listed on Schedule 3.8(a) will be terminating such person's employment within the next twelve (12) months.

     3.9  Governmental Regulations and Litigation. Except as set forth in
Schedule 3.9, each Veltri Group Member has complied with all applicable laws, orders and other requirements of all governmental authorities; provided, however, the foregoing shall not apply to the Environmental Laws (as hereinafter defined). Except as set forth in Schedule 3.9, no Veltri Group Member is subject to any court or administrative order, judgment or decree. Except as set forth in Schedule 3.9, no investigation, governmental or administrative proceeding or other litigation of any kind or nature of which any Veltri Group Member has received written notice of and is a party, is now pending, or, to the best knowledge of the Sellers and the Veltri Group, threatened; no written claim which has not ripened into litigation or other proceeding has been made, or, to the best knowledge of the Sellers and the Veltri Group, threatened against any Veltri Group Member. No Veltri Group Member has received any written notice of any claimed violation of any applicable laws, ordinances or regulations; provided, however, the foregoing shall not apply to the Environmental Laws (as defined below).

     3.10 Environmental Compliance.

          (a) Except as described on Schedule 3.10(a) and as reflected in the documents or reports listed on Schedule 3.10(e):

               i. To the best knowledge of the Sellers and the Veltri Group, the Real Estate, the use of such Real Estate and the conduct of the respective businesses of the

          Veltri Group thereon is in compliance with all applicable federal, provincial, state, local and municipal environmental laws, rules, regulations, ordinances, codes, bylaws, policies and guidelines governing environmental matters of all governmental authorities (collectively, the "Environmental Laws");

               ii. Neither the Sellers nor any Veltri Group Member has at any time during the past three (3) years received any written notice of any claimed violation of any of the Environmental Laws, and, to the best knowledge of the Sellers and the Veltri Group, neither the sellers nor any Veltri Group Member has at any time during the past five (5) years received any written notice of any claimed violation of any of the Environmental Laws;

               iii. To the best knowledge of the Sellers and the Veltri Group, each Veltri Group member has utilized, stored, disposed of and transported all hazardous, polluting and toxic substances, including, without limitation, petroleum products, asbestos, PCB's, and ureaformldehyde, and all wastes, whether hazardous or not, in compliance with all Environmental Laws;

               iv. To the best knowledge of the Sellers and Veltri Group, the Real Estate (including, without limitation, the soils, groundwater and surface waters located on or under such Real Estate) is not and has not been contaminated, tainted or polluted at a level which would constitute a violation of any of the Environmental Laws, nor will such Real Estate become contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities prior to the Closing Date or from the migration of contaminants from property adjacent to such Real Estate;

               v. To the best knowledge of the Sellers and the Veltri Group, the Real Estate does not appear on any national, federal, provincial or state listing which identifies sites for remedial clean-up or investigatory actions;

               vi. There are no underground storage tanks on or under the Real Estate;

               vii. There are no outstanding or pending federal, provincial or state administrative orders which Sellers or the Veltri Group have received notice of with respect to the Real Estate, the use of such Real Estate or the conduct of the respective businesses of the Veltri Group thereon;

               viii. To the best knowledge of the Sellers and the Veltri Group, all clean-up and remediation, including, but not limited to, the removal of underground storage tanks, that has been undertaken by the Veltri Group on the Real Estate has been conducted in accordance with, and to the standards of, all Environmental Laws.

          (b) Each Veltri Group Member possess all permits, licenses and authorizations required under the Environmental Laws to conduct their respective operations as heretofore conducted, and all such permits, licenses and authorizations are valid and in full force and effect.

          (c) Schedule 3.10(c) lists, to the best knowledge of the Sellers and the Veltri Group, all waste hauling companies at which wastes generated by the Sellers have been disposed of (in each case identifying such wastes). Neither the Sellers nor the Veltri Group has received any notice during the past three (3) years (i) of any claim or potential responsibility for the cost of remedial clean-up or investigating any sites or areas at which such waste hauling companies disposed of any wastes generated by the Veltri Group, or (ii) that any such waste hauling companies has violated any applicable Environmental Law. To the best knowledge of the Sellers and the Veltri Group, neither the Sellers nor the Veltri

     Group has received any notice during the past five (5) years (i) of any claim or potential responsibility for the cost of remedial clean-up or investigating any sites or areas at which such waste hauling companies disposed of any wastes generated by the Veltri Group, or (ii) that any such waste hauling companies has violated any applicable Environmental Law. Schedule 3.10(c) also lists, to the best knowledge of the Sellers and the Veltri Group, all sites other than the Real Estate at which wastes owned or generated by each Veltri Group Member have been stored or disposed. To the best knowledge of the Sellers and the Veltri Group, none of the sites listed on Schedule 3.10(c) are or have been contaminated, tainted or polluted at a level that would constitute a violation of any of the Environmental Laws, nor will such sites become contaminated, tainted or polluted in any manner whatsoever from the conduct of any activities of the Veltri Group prior to the Closing. To the best knowledge of the Sellers and the Veltri Group, there are no outstanding or pending federal, provincial or state administrative orders with respect to any of the sites listed on Schedule 3.10(c).

          (d) No written claims, actions, protests or complaints have been made by any of the employees or agents of any Veltri Group Member or any other persons or entities during the past three (3) years with respect to the presence, use, storage or disposal of any hazardous or toxic wastes, materials or other substances by any Veltri Group Member through the Closing Date. To the best knowledge of the Sellers and the Veltri Group, no written claims, actions, protests or complaints have been made by any of the employees or agents of any Veltri Group Member or any other persons or entities during the past five (5) years with respect to the presence, use, storage or disposal of any hazardous or toxic wastes, materials or other substances by any Veltri Group Member through the Closing Date, and, to the best knowledge of the Sellers and the Veltri Group, no reasonable basis for any such claims exist.

          (e) Schedule 3.10(e) lists all written environmental reports, audits, assessments and written notices from any governmental agency in the possession of Sellers or the Veltri Group which relate in any way to the environmental condition of the Real Estate and which have been prepared for or received by the Sellers or the Veltri Group since January 1, 1990, together with, to the best knowledge of the Sellers and the Veltri Group, all written environmental reports, audits, assessments and written notices from any governmental agency in the possession of Sellers or the Veltri Group which relate in any way to the environmental condition of the Real Estate and which have at any time been prepared for or received by the Sellers or the Veltri Group (collectively, the "Environmental Reports"). Sellers have made available to Buyer true and complete copies of all Environmental Reports.

     3.11 Labor and Employment Relations. Except as set forth in Schedule 3.11, no Veltri Group Member is a party to or bound by any collective bargaining agreement with any union/association or labor organization. Schedule 3.11 also contains a true and complete list of all actions before federal, state or provincial bodies (including arbitration cases), pending or closed, wherein any Veltri Group Member is a party and has received written notice of the action, which involve labor or employment matters relating to the businesses of any Veltri Group Member during the last three (3) years. Except as disclosed on
Schedule 3.11, no Veltri Group Member has been the subject of (or received written notice of) within the last three (3) years any strike, work stoppage, union organization drive, demands for representation, primary or secondary boycott, unfair labor practice claim or employment discrimination charge.

     3.12 Title to and Operating Condition of Assets.

          (a) Except as disclosed on Schedule 3.12(a), and except for inchoate liens for taxes not yet due and payable and Liens (as hereinafter defined) which would not have a material adverse effect on any Veltri Group Member, each Veltri Group Member owns good title to all of its assets (and good and marketable title to any real estate owned by any Veltri Group Member), free and clear of all liens, pledges, security interests, leases, claims or encumbrances (the "Liens"). Andrea-Teresa-Frank, Inc. f/k/a/ ATF Automotive Group, Inc. and Michael-Tony-Joseph, Inc. f/k/a/ MTJ Enterprises, Inc. have no operating assets or business operations of any kind or nature. Except as described in
     Schedule 3.12(b) attached hereto, all material tangible personal property owned or used by any Veltri Group Member is situated at their respective business premises. Schedule 3.12(c) lists or describes all material tangible personal property (other than any personal property covered by the Leases) owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which any Veltri Group Member is responsible (copies of all agreements relating thereto have been delivered to Buyer), and all such property is in the actual possession of such Veltri Group Member and is in such condition that upon the return of such property in its present condition to its owner, such Veltri Group Member will not be liable in any amount to such owner.

          (b) The real property, plants, buildings, machinery, fixtures, equipment, tools, dies, jigs, and improvements which are owned, used, leased or held by each Veltri Group Member are in fair operating and usable condition, subject to normal maintenance and repair, in a manner consistent with the Veltri Group's past practices.

          (c) All bank accounts, certificates of deposit and other deposits or accounts of any Veltri Group Member are as set forth on Schedule 3.12(d) atached hereto.

     3.13 Intangible Assets. Except for Shelf Software (as hereinafter defined), Schedule 3.13 contains a listing of all material patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses of the intellectual property rights of others, copyrights, trade secrets, secret processes and other material propriety rights (collectively, the "Intellectual Rights") which are owned, controlled, used or necessary for use by any Veltri Group Member in their respective business operations as presently conducted or, to the best knowledge of the Sellers and the Veltri Group, owned or controlled in whole or in part by any of the officers, directors or key employees of any Veltri Group Member. All such Intellectual Rights are valid and effective in accordance with their terms. Except for personal computer software programs licensed or otherwise used for office purposes in the ordinary course of business and other software programs generally available to the public for a total cost under Two Thousand (Cdn. $2,000) Cdn. Dollars ("Shelf Software"), and except as disclosed in
Schedule 3.13, there are no material agreements, contracts, licenses or obligation under which any Veltri Group Member is obligated with respect to, or is using, any Intellectual Rights owned or controlled by others.

     To the best knowledge of the Sellers and the Veltri Group, the conduct of the respective businesses of each Veltri Group Member, including the manufacture and sale of their products, does not infringe upon the Intellectual Rights of any other party; and no Veltri Group Member has received written notice of any claim of infringement during the past five (5) years, except as described in Schedule 3.13 attached hereto. To the best knowledge of the Sellers and the Veltri Group, neither Seller nor any Veltri Group Member has outside the ordinary course of business wilfully or negligently disclosed in any way to any third party any material confidential information or trade secrets, including, but not by way of limitation, confidential product or process data, confidential information as to new product developments and product costs data related to the operations of the Veltri Group, nor entered into any contract or agreement to disclose any of the above to a third party outside of the ordinary course of business.

     3.14 Insurance. Schedule 3.14 attached hereto contains a listing of all material insurance policies held by any Veltri Group Member with respect to their respective businesses, assets, and any property of others under the care, custody and/or control of any Veltri Group Member, including, but not limited to all policies of fire, liability and other forms of casualty insurance, product liability insurance, and group and workers' compensation insurance held by any Veltri Group Member with respect to their respective businesses. All such policies (copies of which have been made available to Buyer) are maintained in full force and effect by each such Veltri Group Member and no Veltri Group Member is in default under any of such policies. To the best knowledge of the Sellers and the Veltri Group, no Veltri Group Member has been refused any material customary insurance coverage by any insurance carrier at any time during the past three (3) years.

     3.15 Customers and Commitments.

          (a) Schedule 3.15(a)(i) lists the ten (10) largest customers of, and the ten (10) largest steel and component part suppliers to, the Veltri Group on a consolidated basis during the twelve (12) month period ended December 31, 1995 (stating for each the dollar volume of the sales or purchases, as the case may be). All of the existing executory contracts and commitments and purchase orders of each Veltri Group Member with their respective customers and trade suppliers have been entered into in the ordinary course of business, are not in default by any Veltri Group Member, or the best knowledge of the Sellers and the Veltri Group, by any other party to the same. The Veltri Group has purchase orders (subject to releases issued in the ordinary course of business) from those customers listed on Schedule 3.15(a)(ii) with respect to all parts listed on Schedule 3.15(a)(iii). All outstanding purchase orders from those customers listed on Schedule 3.15(a)(ii) are substantially the same as the forms of customers purchase orders attached hereto to Schedule 3.15(a)(iv). Attached hereto as Schedule 3.15)(a)(v) is a listing of the only production parts which, as of the fiscal month of October, 1996, were being shipped by the Veltri Group without customer purchase orders. All outstanding purchase orders to all suppliers of the Veltri Group are substantially the same as the form of vendor purchase order attached hereto as Schedule 3.15(a)(vi). Sellers have provided to Buyer (i) true, correct and complete copies of all purchase orders issued by any Veltri Group Member in excess of One Hundred Thousand (Cdn. $100,000) Cdn Dollars to any supplier regarding the 1998 Chrysler LH program, (ii) a true and complete listing (a copy of which is attached to Schedule 3.15(a)(vii) with respect to all purchase commitments in excess of Fifty thousand (Cdn. $50,000) Cdn. Dollars for the start-up of the Veltri Modular Assembly plant, (iii) a true and complete listing (a copy of which is attached to Schedule 3.15(a)(vii) with respect to all purchase commitments in excess of Fifty Thousand (Cdn.$50,000) Cdn. Dollars for the expansion of the Veltri Glencoe facility, and (iv) a true and complete listing (a copy of which is attached to Schedule 3.15(a)(vii) with respect to all other purchase commitments in excess of Three Hundred Fifty Thousand (Cdn. $350,000) Cdn. Dollars in each transaction.

          (b) Except as disclosed in Schedule 3.15(b) attached hereof, neither Sellers nor any Veltri Group Member has received any notice (whether oral or written) during the past twelve (12) months that any customer of any Veltri Group Member listed on Schedule 3.15(a)(i) intends to cease dealing with any such Veltri Group Member or intends to substantially decrease the amount of its vehicle program content with any such Veltri Group Member from the levels realized during the past twelve (12) months, or that any material customer of any Veltri Group Member would substantially decrease the amount of such vehicle program content in the event of the consummation of the transactions contemplated hereby.

     3.16 Finders or Brokers Fee. There are no broker's commissions, finder's fees or other payments of like nature payable to any person or entity in connection with the transactions contemplated by this Agreement as a result of the actions of the Sellers or the Veltri Group, except for the fees to be paid to Roney & Co., which shall be the sole obligation of and paid by Sellers, and in no event will Buyer or the Veltri Group have any liability for any such fee or commission in connection with the transactions contemplated hereby.

     3.17 Licenses, Permits and Approvals. Schedule 3.17 and the Environmental Reports contain a list and description of all licenses, permits, authorizations and approvals required by any federal, provincial, state or local governments' administrative or judicial authorities or required by any of the material customers or material suppliers of each Veltri Group Member, which are material to the operations of the respective businesses of the Veltri Group ( the "Licenses and Permits"). Except as disclosed on Schedule 3.17, all Licenses and Permits are valid and in full force and effect and no notice to or approval under any License and Permit is required for the consummation of the transactions contemplated by this Agreement (excluding the Amalgamation), or which would adversely affect or impair the right or ability of the Veltri Group Members to carry on their respective operations as heretofore conducted.

     3.18 Competitive Interests. Except as disclosed on Schedule 3.18, to the best knowledge of the Sellers and the Veltri Group, none of the officers, directors, shareholders or key employees of any Veltri Group Member (including purchasing agents and departmental managers) owns any interest or has any investment or profit participation in any corporation or other entity which is a competitor of or which otherwise transacts business with any Veltri Group Member, except for marketable stock in publicly-trade companies and severance and retirement benefits.

     3.19 Related Party Transactions. Except as set forth on Schedule 3.19(a), all of the transactions of the Veltri Group during the past three (3) years have been conducted on an arms-length basis. To the best knowledge of the Sellers and the Veltri Group, no employee of any Veltri Group Member has, within the last three (3) years, violated in any material respect the published business policies of any governmental agency or customer or supplier with respect to gifts, services or corporate business practices. Except as described in Schedule 3.19(b), no Veltri Group Member has any outstanding loans or other advances directly or indirectly to or from either Sellers, any officer, director, employee or Affiliate or relative of Sellers or any entity in which either Sellers or the Companies have a direct or indirect interest, other than travel and business advances in the usual and ordinary course of business. Except as disclosed in
Schedule 3.19(c), since December 31, 1995, no Veltri Group Member has forgiven or canceled, without receiving full consideration, any indebtedness owing to it by either Sellers, any officer, director or other employee of any Veltri Group Member or any entity in which either Sellers, has a direct or indirect interest.

     3.20 Sellers Non-Residents. The Sellers are "non-residents" of Canada within the meaning of the Income Tax Act (Canada).

     3.21 General Warranty. The representations and warranties of Michael Veltri contained in this Agreement, all schedule attached hereto and all certificates furnished to Buyer by Sellers or the Veltri Group at the Closing pursuant to this Agreement are accurate and complete, and do not and will not contain any untrue statement of fact, or omit to state a fact necessary to make the statements herein and therein not misleading.

     3.22 Continuation of Representations and Warranties of Michael Veltri. Except for the representations and warranties contained in Sections 3.2(b), 3.3(c), and 3.10 hereof and in the first sentence of Section 3.12(a), the representations and warranties contained in this Article 3 shall survive the Closing Date and continue in full force and effect for a period of two (2) years following the Closing Date. The representations and warranties contained in:

          (a) Section 3.10 shall survive the Closing Date and continue in full force and effect for a period of four (4) years following the Closing Date;

          (b) Sections 3.2(b) and the first sentence of Section 3.12(a) shall survive the Closing Date and continue in full force and effect for a period of six (6) years following the Closing Date;

          (c) Section 3.3(c) hereof with respect to any tax period shall, subject to compliance with Section 6.1(c) hereof, each survive and continue in full force and effect until thirty (30) days following the last day that any taxation authority of competent jurisdiction, administering any taxation legislation pursuant to which any Veltri Group Member is subject, has any right to assess, reassess or make additional assessments pursuant to the taxation legislation of such jurisdiction (the "Tax Expiration Date").

The applicable expiration dates referred to in this Section are hereinafter collectively referred to as the "Representation Expiration Dates."

          ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers on the date hereof and as of the Closing Date that:

     4.1  Corporate Standing and Authority.

          (a) Buyer is a company duly organized and validly existing and in good standing under the laws of the Province of Nova Scotia and has the power and authority to own its assets and to conduct its business.

          (b) Buyer has legal capacity and authority to execute this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement (including, without limitation, the Amalgamation) does not and will not violate or cause a default under any provision of Buyer's Memorandum of Association or Articles of Association. The execution delivery and performance of this Agreement (excluding the amalgamation) does not and will not result in the breach, termination or acceleration of any obligation or constitute a default or permit the termination of any right under any mortgage, indenture, lien, lease, contract, agreement, instrument, order,arbitration award, judgment or decree to which Buyer is a party or by which either of them or their properties are bound. Buyer has taken all necessary action required by law, Buyer's Articles of Incorporation and By-laws or by any contract or agreement to which Buyer is a party, to authorize the execution, delivery and performance of this Agreement. This Agreement and each document and instrument executed pursuant to this Agreement by Buyer constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. Buyer is not required to obtain the consent, approval or waiver of any person not a party to this Agreement to enter into this Agreement or to consummate the transactions contemplated hereby.

     4.2  Ownership of Buyer, VS Holdings, Inc. and VS holdings No. 2, Inc..

          (a) The complete ownership of Buyer, VS Holdings, Inc. ("VSH"), and VS Holdings No., 2, Inc. ("VSH No. 2 ") is set forth on Schedule 4.2 attached hereto.

          (b) Neither Buyer, VSH nor VSH No. 2, either individually or in the aggregate, presently has One Hundred Million (U.S. $100,000,000) U.S. Dollars or more in assets, neither Buyer, VSH nor VSH No. 2, either individually or in the aggregate, have ever had One Hundred Million (U.S. $100,000,000) U.S. Dollars or more in assets.

          (c) Neither Buyer, VSH nor VSH No. 2, either individually or in the aggregate, had annual net sales in excess of One Hundred Million (U.S. $100,000,000) U.S. Dollars or more, as stated in their last regularly prepared annual statement of income and expenses.

          (d)  Buyer, VSH and VSH No. 2 each have outstanding voting securities.

          (e) VSH holds more than fifty (50%) percent or more of the outstanding voting securities of Buyer, and has the contractual power to designate fifty (50%) percent or more of the directors of Buyer.

          (f) No person (together with their respective spouses and minor children) holds (beneficially, directly or indirectly through fiduciaries, agents, controlled entities or other means) fifty (50%) percent or more of the outstanding voting securities of VSH or VSH No. 2, as the case may be, or has the contractual power to designate fifty (50%) percent or more of the directors of VSH or VSH No. 2, as the case may be.

     For purposes of this Section 4.2, the terms "person," "control," and "hold(s)" shall have the meanings prescribed by the Hart-Scot-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Sec. 18a, et seq. and the rules promulgated by the Federal Trade Commission thereunder.

     4.3 Finder's or Broker's Fee. There are no broker's commissions, finder's fees or other payments of like nature payable to any person or entity in connection with the transactions contemplated by this Agreement as a result of the actions of the Buyer, except for the advisory fees to be paid to Ernst & Young, which shall be the sole obligation of and paid by Buyer, and in no event will Sellers have any liability for any such fee or commission in connection with the transaction contemplated hereby.

     4.4 Litigation. No investigation, governmental or administrative proceeding or other litigation of any kind or nature of which Buyer or any Affiliate of Buyer has received written notice of and is a party, is not pending, or, to the best knowledge of Buyer, threatened which would, if adversely determined, materially prevent or delay the transactions contemplated by this Agreement or have a material adverse effect upon the Buyer or the operations of the New Veltri Group following the Closing. Buyer is not subject to any court or administrative order, judgment or decree which would, if adversely determined, materially prevent of delay the transactions contemplated by this Agreement or have a material adverse effect upon the Buyer or the operations of the New Veltri Group following the Closing.

     Buyer has complied in all material respects with all applicable laws, orders and other requirements of all governmental authorities, and the Amalgamation complies in all material respects with all applicable laws, orders and other requirements of all governmental authorities. Buyer is not subject to any court or administrative order, judgment or decree.

     4.5 Hawthorne Metal Products Company Financial Statements. Buyer has made available to Sellers true and complete copies of the audited balance sheets of Hawthorne Metal Products Company as of and for the calendar years ending December 31, 1994 and December 31, 1995, and the related audited statements of income and retained earnings and statements of cash flows for the periods then ended, including the notes thereto and any supplemental information provided therewith.

     4.6 Liabilities. Buyer has no material liabilities as of the date hereof, except for liabilities incurred in connection with the transactions contemplated by this Agreement and except as otherwise set forth on Schedule 4.6.

     4.7 Investment Purpose. Buyer and, as to Veltri holdings, the Designees, are acquiring the Shares for their own account for investment and not with a view to immediate distribution, fractionalization or resale to any other person.

     4.8  General Warranty.   The representations and warranties of Buyer
contained in this Agreement and all certificates furnished to sellers pursuant to this Agreement are accurate and complete, and do not and will not contain any untrue statement of fact, or omit to state a fact necessary to make the statements herein and therein not misleading.

     4.9 Continuation of Representations and Warranties of Buyer. The representations and warranties contained in this Article 4 shall survive the Closing Date and continue in full force and effect for a period of two (2) years following the Closing Date; provided, the representations and warranties contained in Section 4.2 shall survive the Closing Date and continue for a period of six (6) years. The applicable expiration dates referred to in this Section are hereinafter collectively referred to as the "Representation Termination Dates."


                            ARTICLE 5 - INDEMNITIES

     5.1 Indemnification by Sellers. Sellers, jointly and severally, shall indemnify, defend and hold Buyer harmless from, against and with respect to any claim, liability, obligation, tax, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's fees and costs and expenses reasonably incurred in connection therewith), after deduction for any net tax savings, insurance reimbursement or other third party recoveries received by such party as result thereof, which are incurred by Buyer or its shareholders, officers, directors and employees (collectively "Purchasers' Damages") resulting from or attributable to any of the following (collectively "Purchasers Indemnifiable Claims"):

          (a) any breach or failure of any representation or warranty of the Sellers or any Veltri Group Member contained in this Agreement or in any of the certificates delivered to Buyer by the Sellers or any Veltri Group Member pursuant to Section 2.2 of this Agreement;

          (b) any failure by the Sellers or any Veltri Group Member to perform or observe, or to have performed or observed, in full any covenant or agreement to be performed or observed by Sellers or any Veltri Group Member under this Agreement (other than Section 6.1 below);

          (c) any liability or claim resulting from the conduct of the businesses of any Veltri Group Member through the Closing (other than those (i) reflected in the Financial Statements received by Buyer prior toe Closing Date, (ii) incurred or accruing after the dates of the

     Financial Statements in the ordinary course of business through the Closing (iii) incurred in the ordinary course of business and resulting from the Leases, Contracts, Employee Benefit Plans or other instruments entered into through the Closing in the ordinary course of business on a basis consistent with historical practices, (iv) those reflected in
     Schedule 5.1 (c)(iv) attached hereto, or (vi) those resulting from any violations of any applicable Environmental Laws, to the extent that such violation does not constitute a breach of the representations and warranties set forth in Section 3.1), including, without limitation;

               (i) any liability or claim for personal injury or damage to property based on or resulting from any product sold by any Veltri Group Member through the Closing;

               (ii) any liability or claim for any federal, state, provincial, local or foreign income, franchise, real property, personal property, withholding, employment, sales, ad valorem, goods and services and other taxes payable or collectible by any Veltri Group Member, or any penalty or interest payable with respect to any of the foregoing, which relates to any Veltri Group Member for any period through the Closing;

              (iii) any liability or claim for workers' compensation benefits, health, life or other insurance benefits, or any other employee benefits or claims for or by any of the employees of any Veltri Group Member for any period through the Closing (other than any liability or claim covered by insurance or the workers' compensation system or any liability for any increase in any insurance premiums or workers' compensation contributions after Closing which results from an event prior to the Closing), or any liability or claim resulting from or relating to any occurrence during any period through the Closing; or

               (iv) any liability or claim resulting from the termination of any employee of any Veltri Group member prior to the Closing;

          (d) any agreements, contracts, negotiations or other dealings by Sellers or any Veltri Group Member with any person concerning the sale of all or substantially all of the stock, assets or businesses of any Veltri Group Member;

          (e) any liability or claim by any third party resulting from the conduct of the businesses of any Veltri Group Member through the Closing in violation of any law, rule or regulation of any governmental authority, excluding any federal, state or local Environmental Laws to the extent such violation does not constitute a breach of the representations and warranties set forth in Section 3.10 above;

          (f) any liability or claim resulting from any of the matters disclosed in Schedules 3.3(b), 3.3(c)ii or 3.3(c)(vi) attached hereto (except to the extent that any unpaid or unaccrued taxes referenced therein are accrued for in the September 28, 1996 interim financial statements), or from any of the matters disclosed in Schedules 3.3(c)(i), 3.5(c), 3.6(b), 3.9 (other than with respect to item 26 on Schedule 3.6(a) and the consideration of Veltri Ltd. pursuant to item 25 on Schedule 3.6(a)) or items 4, 5 and 6 of
     Schedule 3.11 attached hereto.

     5.2 Limitations on Purchasers Indemnifiable Claims. Notwithstanding anything contained in this Agreement to the contrary, Purchasers Indemnifiable Claims are subject to the following limitations:

          (a) Except for any Purchasers Indemnifiable Claims results from a breach of the representations and warranties set forth in Sections 3.2(b) and 3.16 hereof and the first sentence of Section 3.12(a) hereof (which shall not be subject to the limitations set forth in this Section 5.2(a)), after the Closing, Buyer shall have no right to assert any Purchasers Indemnifiable Claims until the aggregate amount of all Purchasers Indemnifiable Claims shall exceed the sum of Five Hundred Thousand (Cdn. $500,000) Cdn. Dollars (the "Floor"), in which event the Buyer shall only be entitled to indemnity hereunder for the amount of such Purchasers Indemnifiable Claims in excess of the Floor; provided, however, in the event that the Buyer shall be entitled to any Purchasers Indemnifiable Claims resulting from a breach of the representations and warranties set forth in Sections 3.3(c) or pursuant to Section 5.1(c)(ii), then in such event the Floor shall be increased by an amount, if any, equal to the lesser of (i) the aggregate amount of such Purchasers Indemnifiable Claims resulting from a breach of the representations and warranties set forth in Section 3.3(c) and pursuant to Section 5.1(c)(ii), or (b) the amount realized by the Veltri Group from the research and development tax credits described on Schedule 5.2(a) attached hereto resulting from the operations of the Veltri Group prior to Closing.

          (b) Except for any Purchasers Indemnifiable Claims resulting from a breach of the representations and warranties set forth in Sections 3.2(b) hereof and the first sentence of Section 3.12(a) hereof (which shall not be subject to the limitations set forth in this Section 5.2(b)), the Sellers aggregate liability for any Purchasers Indemnifiable Claims shall not, under any circumstances, exceed Ten Million (Cdn. $10,000,000) Cdn. Dollars (the "Ceiling") of which Two Million Five Hundred Thousand (Cdn. $2,500,000) Cdn Dollars (the "Base Liability Amount") shall be collectable by Buyer and payable by Sellers irrespective of any Earn-Out Amounts which may become due to Michael Veltri (including by way of set-off as set forth in Section 5.2(f) below) and of which Seven Million five Hundred Thousand (Cdn. $7,500,000) Cdn. Dollars shall be collectable by Buyer and payable only from the Earn-Out Amounts which may be or have been paid to or become due to Michael Veltri; provided, however:

               (i) in the event any such Purchasers Indemnifiable Claims have been asserted hereunder, and in the event that any portion of the Earn-Out Amounts have been finally determined, then in such event Buyer shall first set-off and reduce such portion of the Earn-Out Amounts prior to collecting any portion of the Base Liability Amount from Michael Veltri); and

               (ii) in the event that the Buyer shall be entitled to any Purchasers Indemnifiable Claims resulting from a breach of the
          representations and   warranties set forth in Section 3.3(c) or
          pursuant to Section 5.1(c)(ii) ("Tax Claim"), and the aggregate amount of such Tax Claims shall be equal to or exceed Three Hundred Fifty Thousand (Cdn. $350,000) Cdn. Dollars (without regard to the limitations set forth in Section 5.2(a) hereof), then in such event the Base Liability Amount shall be increased by the aggregate amount of all such Tax Claims which are in excess of such Three Hundred Fifty Thousand (Cdn. $350,000) Cdn. Dollars, but in no event shall the Base Liability Amount exceed the sum of Three Million (Cdn. $3,000,000) Cdn. Dollars.

          (c) The Sellers aggregate liability for any Purchasers Indemnifiable Claims resulting from a breach of the representations and warranties set forth in Sections 3.2(b) hereof and the first sentence of Section 3.12(a) hereof, shall not, under any circumstances, exceed the sum of the NAPT Share Purchase Price, the Veltri Ltd. Share Purchase Price and the Veltri Holdings Share Purchase Price.

          (d) In addition to the other limitations set forth in this Section.
     5.2:

               (i) Maria Veltri's aggregate liability for any Purchaser's Indemnifiable Claims shall be limited to the amount of all cash, assets, property or other consideration of any kind which is transferred, directly or indirectly, by Michael

          Veltri to Maria on or after the Closing to the extent that the same totals in excess of One Million (Cdn. $1,000,000) Cdn. Dollars, but shall not, under any circumstances, exceed the sum of the NAPT Share Purchase Price, the Veltri Ltd. Share Purchase Price and the Veltri Holdings share Purchase Price;

               (ii) In the event that the Consolidated Net Worth as of the Closing Date is less than the Base Net Worth, and in the event that the Initial Amount is reduced by the amount of such difference pursuant to Sections 1.2(b)(i)(A) and Section 1.4 hereof (the "Reduction"), then in such event any Purchasers' Damages directly resulting from those specific items which caused such Consolidated Net Worth as of the Closing to be less than the Base Net Worth shall be reduced by the amount of the Reduction; and

               (iii) In no event shall any Purchasers Indemnifiable Claims include any claim, liability, obligation, loss, damage, cost or expense resulting from the Amalgamation.

          (e) As a precondition to Purchasers Indemnifiable Claims, the following limitations shall apply:

               (i) Any claim pursuant to Section 5.1(a) hereof must be Properly Presented prior to the Representation Expiration Date of the representation and warranty which is the basis for such claim;

               (ii) Any claim pursuant to Sections 5.1(b), 5.1(c) (excluding any claim within any subparagraph thereof), 5.1(c)(iii), 5.1(c)(iv), 5.1(d), 5.1(e) or 5.1(f) hereof must be Properly Presented (as hereinafter defined) prior to the expiration of the two (2) year period following the Closing Date;

               (iii) Any claim pursuant to Section 5.1(c)(i) hereof must be Properly Presented prior to the expiration of the three (3) year period following the Closing Date; and

               (iv) Any claim pursuant to Section 5.1(c)(ii) hereof must be Properly Presented prior to the expiration of the Tax Expiration Date;

     ---provided, however, any claim which is Properly Presented within the applicable time periods set forth above shall survive thereafter until such claim is finally resolved; provided, further, however, any claim which is not Properly Presented within the applicable time periods set forth above shall be barred.

          (f) In the event the Buyer is entitled to indemnification under this Agreement, in addition to all other rights and remedies available to Buyer subject to the limits set forth in this Section 5.2, and in the event that such amounts are not paid within fifteen (15) days after written notice thereof to the Sellers, then such event Buyer shall in its discretion be entitled to set-off the amount of such claim against any amounts due to Sellers hereunder (including the Earn-Out Amounts), under the Promissory Note or under the Employment Agreement with Michael Veltri, provided, that Buyer shall place such amounts as may be set-off in escrow in an interest bearing account with an escrow agent mutually acceptable to the parties, pending an agreement of the parties or a final order of a court of competent jurisdiction (or any agreed upon arbitration panel) designating the party or parties entitled to the same.

     5.3 Indemnification by Buyer. The Buyer shall indemnify, defend and hold Sellers harmless from, against and with respect to any claim, liability, obligation, tax, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's fees and costs and expenses reasonably incurred in connection therewith), after deduction for any net tax savings, insurance reimbursement or third party recoveries received by Sellers as result thereof, which are incurred by Sellers or its shareholders, officers, directors and employees (collectively "Sellers' Damages") resulting from or attributable to any of the following (collectively "Sellers Indemnifiable Claims"):

          (a) any breach or failure of any representation or warranty of the Buyer contained in this Agreement or in any of the certificates delivered to Sellers by the Buyer pursuant to Section 2.2 of this Agreement;

          (b) any failure by the Buyer to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by Buyer under this Agreement;

          (c) any activities, operations or conduct of the businesses of any Veltri Group Member, the Buyer, the New York Veltri Group, VSH and VSH No. 2 following the Closing (except to the extent that the same is a result of any actions or omissions of either of the Sellers), including, without limitation, the Amalgamation, and which results in the incurrence of Sellers' Damages; or

          (d) any liability or claim resulting from the conduct of the business of Buyer prior to the Closing Date.

     5.4 Limitations on Sellers Indemnifiable Claims. Notwithstanding anything contained in this Agreement to the contrary, Sellers Indemnifiable Claims are subject to the following limitations:

          (a) Except for any Sellers Indemnifiable Claims resulting from a breach of Sections 1.2, 1.3, 1.4, 4.2, 5.3(c), 5.3(d), 6.1 or 6.2(a)
     hereof (which shall not be subject to the limitations set forth in this Section 5.4(a)) Sellers shall have no right to assert any Sellers Indemnifiable Claims until the aggregate amount of all Sellers Indemnifiable Claims shall exceed One Hundred Fifty Thousand (Cdn. $150,000) Cdn. Dollars, in which event

     Buyer shall only be liable to Sellers hereunder for the amount of such Sellers Indemnifiable Claims in excess such One Hundred Fifty Thousand (Cdn. $150,000) Cdn. Dollars.

          (b) Except for any Sellers Indemnifiable Claims resulting from a breach of Sections 1.2, 1.3, 1.4, 4.2 or 6.1 hereof (which shall not be subject to the limitations set forth in this Section 5.4(b)), the Buyer's aggregate liability for any Sellers Indemnifiable Claims shall not, under any circumstances, exceed One Million (Cdn. $1,000,000) Cdn. Dollars.

          (c)  As a precondition to Sellers Indemnifiable Claims:

               (i) any such claim pursuant to Sections 5.3(b), 5.3(c) or 5.3(d) hereof must be Properly Presented prior to the expiration of the two
          (2) year period following the Closing Date, except for (a) any claims with respect to the covenants set forth in Sections 1.3 and 6.1 hereof which must be Properly Presented prior to the expiration of the five
          (5) year period following the Closing Date, (b) any claim pursuant to
          Section 6.2(a) hereof as otherwise provided in Section 5.4(c)(iii), and (c) any claim pursuant to the Promissory Note; and

               (ii) any claim pursuant to Section 5.3(a) hereof must be Properly Presented prior to the expiration of the applicable Representation Termination Date;

               (iii) any claim pursuant to Section 6.2(a) hereof must be Properly Presented prior to the expiration of the applicable survival period set forth therein;

     ---provided, however, any claim which is Properly Presented within such time period shall survive thereafter until such claim is finally resolved; provided, further, however, any claim which is not Properly Presented within such time period shall be barred.

     5.5 Third Party Claims. In the event any party has Properly Presented and is entitled to a claim for indemnification under this Agreement as a result of any action, suit, proceeding, claim, demand, tax assessment, notice or other assessment brought by a third party (a "Third Party Claim"), then the party seeking indemnification (the "Indemnitee") shall Properly Present the same to the indemnifying party (the "Indemnitor"), and, subject to the terms and conditions set forth in this Article 5, such Third Party Claim shall be administered as follows:

          (a) The Indemnitor shall, at its own cost and expense, contest and defend such Third Party Claim; provided, however, Indemnitee shall have the right, at its own cost and expense, to participate in such defense; and, provided, further, in the event the Indemnitor shall fail to proceed with reasonable diligence in defending any Third Party Claim, then the Indemnitee, upon reasonable written notice to the Indemnitor stating its objections to the conduct of the defense by the Indemnitor and the failure of the Indemnitor to proceed within twenty (20) days to conduct a reasonably diligent defense, shall have the right to take over the defense of the Third Party Claim, with the costs and expenses of such defense to be borne by the Indemnitor. In no event shall the Indemnitee or Indemnitor have the right to settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or withheld in bad faith.

          (b) Each party shall cooperate with each other in connection with any Third Party Claim and provide each other with reasonable access to any books, records or other documents or information which they may possess relating to such claim.

     5.6 Payment and Interest. In the event any party has Properly Presented and is entitled to indemnification hereunder as a result of any Third Party Claim, any loss, damage, cost or expense (including, without limitation, reasonable attorney's fees and costs and expenses reasonably incurred in connection therewith) incurred by such party shall be paid by the indemnifying party within sixty (60) days following such indemnifying party's receipt of notice of the same. In the event such amounts are not paid within such sixty
(60) day period, such unpaid amounts shall bear interest from and after the expiration of such sixty (60) day period at the Prime Rate plus one (1%) percent per annum.

     5.7 Presentment of Claims.

          (a) For purposes of this Agreement, a claim for indemnification shall be "Properly Presented" only where it is presented in good faith, where the party presenting such claim reasonably believes that it may incur damages as a result thereof, and only where written notice of such claim is provided to the recipient and such written notice contains, with reasonable specificity, the nature of the relevant facts pertaining to the claim and damages, and is accompanied by any relevant documents relating thereto ("Indemnity Notice"). A claim shall not be Properly Presented to the extent that it is made in bad faith solely for the purpose of avoiding any time limitations or avoiding the expiration of any right or provision under this Agreement.

          (b) The parties hereto shall have a duty to take all reasonable actions required by law in order to mitigate any damages with respect to any matter for which a claim for indemnity is brought.

          (c) The parties hereto agree that the indemnification provided by this
     Article 5 shall be their sole and exclusive remedy for any actions arising out of this Agreement or the transactions contemplated hereby, except for any remedies provided in the Agreement Not to Compete, the Employment Agreement, the Side Agreement, the Security Agreements, the Debentures, or the Promissory Note, and except for any claims by Sellers with respect to the activities, operations or conduct of the businesses of any Veltri Group Member, the Buyer, the New Veltri Group, VSH and VSH No. 2 following the Closing (except to the extent that the same is a result of any actions or omissions of either of the Sellers), including, without limitation, the Amalgamation; provided, however, the foregoing shall in no way limit any statutory or common law tort claims for fraud in the inducement, which claims (i) must be Properly Presented within three (3) years following the Closing, and (ii) shall be subject to the limitations and provisions set forth in Section 5.2(a) and 5.2(c) hereof.

     5.8 Arbitration. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them relating to the provisions of this Agreement. If they are unable to do so, except as otherwise provided in Sections 1.3 and 1.4 hereof and except for any claim for specific performance or injunctive relief pursuant to Section 6.1(d) hereof, any such controversy, disagreement or claim will be submitted, for final resolution without appeal, to binding arbitration, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The place of arbitration will be Detroit, Michigan and the arbitration will be conducted in accordance wit the rules of the AAA. The decision and award (if any) of the arbitrators shall be final and binding, i.e., not subject to appeal, and the parties hereby mutually agree that any such determination shall have the same effect as an arbitration pursuant to Michigan Compiled Laws Annotated Section 600.5001, and a judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect hereto.

                             ARTICLE 6 - COVENANTS

     6.1 Covenants After Closing. Buyer, VSH, VSH No. 2, Veltri Ltd., Veltri Holdings, NAPT and Subsidiary, jointly and severally, agree that, from and after the Closing Date until that date that the Earn-Out Amounts and the Promissory Note are paid in full:

          (a) Each New Veltri Group Member, VSH and VSH No. 2 shall not, without the prior written consent of Michael Veltri (which consent shall not be unreasonably withheld):

          (i) Amend, revoke, restate or otherwise alter in any material respect any of their respective Articles of Incorporation or Organization, Bylaws or Charter, in any manner which would reasonably be expected to have a material adverse effect on the amount or payment of the Earn-Out Amounts or would effectuate any of the transactions prohibited by Section 6.1(a)(ii); provided, however, the foregoing shall not in any way prohibit the continuance of the Subsidiary, NAPT and Veltri Ltd. into Nova Scotia and the amalgamation of the Subsidiary, NAPT and Veltri Ltd. into the Buyer (collectively the "Amalgamation"); and

          (ii) Engage in any of the following transactions (whether in a single transaction or a series of transactions):

               (a) merge, amalgamate, consolidate or enter into a share exchange with any other entity which would reasonably be expected to have a material adverse effect on the amount or payment of the Earn-Out Amounts; provided, however, the foregoing shall not in any way prohibit the Amalgamation;

               (b) transfer, sell, assign or otherwise convey any significant part of their assets (other than inventory in the ordinary course of business, other property in a manner consistent with historical practices, or in connection with the Amalgamation);

               (c) purchase or otherwise acquire any material amount of the assets, capital stock, or other ownership interests, of another entity;

               (d) declare or pay any dividends or authorize any other distributions (other than stock dividends or stock splits) on any stock, security or other equity interest, whether now or hereafter issued and outstanding, or redeem or otherwise acquire any of their respective stock, securities or other equity interests (other than in connection with any stock option plans for the benefit of employees), which, when aggregated with the amounts permitted pursuant to Section 6.1(a)(ii)(e) hereof, would exceed an annual amount equal to One Hundred Thousand (Cdn $100,000) Cdn. Dollars per year;

               (e) make any loans or advances to, or become a guarantor, surety or pledge its credit to become liable for any undertakings of any person or entity (other than any other member of the New Veltri Group), which, when aggregated with the amounts permitted pursuant to
          Section 6.1(a)(ii)(d) hereof, would exceed an annual amount equal to One Hundred Thousand (Cdn $100,000) Cdn. Dollars per year; provided, however, the foregoing shall not apply to advances to employees in the ordinary course of business or for the endorsement of instruments payable to their order in the ordinary course of collection;

               (f) enter into any transactions with any Affiliate of Buyer, except that the Buyer may enter into transactions with Talon Automotive Group L.L.C. ("Talon") pursuant to which Talon may charge the New Veltri Group management, consulting and administrative fees in an aggregate amount not to exceed Four Hundred Fifty Thousand (U.S. $450,000) U.S. Dollars per year, plus any amounts permitted by
          Section 1.3(b)(iii)(e)(iv) above; and

               (g) permit or be subject to any direct or indirect sale, issuance, transfer or other disposition (in one or a series of transactions) of an aggregate amount of fifty (50%) percent or more of their respective outstanding voting stock which would reasonably be expected to have a material adverse effect on the amount or payment of the Earn-Out Amounts;

          provided, however, the foregoing shall not in any way prohibit any of the foregoing to or among existing shareholders, their family members or trusts for their benefit, or to Affiliates, provided such Affiliates remain Affiliates after such transfer;

     -- provided, however, that, notwithstanding the foregoing, the New Veltri Group and VSH No. 2 shall be entitled to enter into any transaction in
     preparation        for and in connection with an initial public offering
     ("IPO"), provided that such transaction and such IPO would not reasonably be expected to have a material adverse effect on the amount or payment of the Earn-Out Amounts, and provided that the New Veltri Group shall nevertheless be maintained as a separate division with separate books and records for the determination of the EBIT of the New Veltri Group.

          (b) The business of the New Veltri Group shall be operated on an autonomous basis substantially similar to the historical operations of the Veltri Group, and the Buyer shall maintain separate books and records for the determination of the EBIT of the New Veltri Group.

          (c) Each New Veltri Group Member shall not extend or consent to the extending of the statutes of limitations for any tax without the prior written consent of Michael Veltri.

          (d) In the event of any breach or threatened breach of the covenants set forth in this Section 6.1, then in such event, in addition to any other rights or remedies of Michael Veltri, Michael Veltri shall be entitled to injunctive relief and specific performance of such covenants in order to prevent and/or remedy any such breach or threatened breach.

     6.2  Other Covenants.

          (a) The New Veltri Group shall continue to provide to Frank Veltri and his wife with (i) medical insurance coverage for the rest of their lives or until Michael Veltri is no longer employed by any member of the New Veltri Group, if sooner, provided that the cost of such coverage shall not exceed Two Thousand Five Hundred (Cdn. $2,500) Cdn. Dollars in the aggregate in each year and (ii) medical reimbursement coverage for the rest of their lives or until Michael Veltri is not longer employed by any member of the New Veltri Group, if sooner, provided, that the cost of such coverage shall not exceed Ten Thousand (U.S. $10,000) U.S. Dollars in the aggregate in each year, provided, however, in each case, that they continue to qualify for such coverage under the existing plans or comparable plans which are available to the Buyer. The parties agree that Michael Veltri shall be permitted to enforce or recover damages for a breach of this Section 6.2(a) and that such claims shall survive for the lives of Frank Veltri and his wife.

          (b) The name of Buyer, upon the completion of the Amalgamation, will be changed to "Veltri Metal Products Co."

                           ARTICLE 7 - MISCELLANEOUS

     7.1 Additional Documents. Following the Closing Date, Buyer and Sellers shall execute and deliver any and all other documents and take such other actions as may be reasonably requested which are necessary or desirable to effectuate the terms of this Agreement.

     7.2 Interpretation. Article titles, Schedule titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The recitals, Schedules and Exhibits referred to herein shall be deemed an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     7.3 Entire Agreement. This Agreement, the related agreements referenced herein and executed in connection herewith and the Schedules and Exhibits attached hereto, constitute the entire agreement among the parties pertaining to the agreements, representations, and understandings of the parties. All prior negotiations, writings and discussions between the parties are merged into an superseded by this Agreement. There are no oral or other representations, warranties, covenants or agreements of the parties which are not set forth herein and in the Schedules and Exhibits attached hereto. The parties hereto may amend, modify and supplement this Agreement only by the written agreement of the parties. Any supplement, modification, or amendment of this Agreement shall not be binding unless executed in writing.

     7.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

          (a)  To Buyer at:             900 Wilshire Drive
                                        Suite 203
                                        Troy, Michigan 48084
                                        Attention: Mr. David J. Woodward

               with a copy to:          Timmis & Inman L.L.P.
                                        300 Talon Centre
                                        Detroit, Michigan 48207
                                        Attention: Richard M. Miettinen, Esq.

          (b)  To Sellers at:           900 Wilshire Drive
                                        Suite 150
                                        Troy, Michigan 48084
                                        Attention: Mr. Michael T.J. Veltri

               with a copy to:          Kerr, Russell & Weber, P.L.C.
                                        One Detroit Center
                                        500 Woodward Avenue
                                        Suite 2500
                                        Detroit, Michigan 48226
                                        Attention: George Christopoulos, Esq.

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     7.5 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan. Any action to enforce the terms and conditions of this Agreement, or otherwise arising in connection with this Agreement and the transactions contemplated hereby, shall be resolved in accordance with the terms of Sections 1.3, 1.4 and 5.8 hereof, and the parties hereby consent to the personal and subject matter jurisdiction of such panels and/or persons.

     7.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is in writing and, as to the Sellers, if it is authorized by the Sellers, and as to Buyer, if it is authorized by Randolph J. Agley, Michael T. Timmis or Wayne C. Inman. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     7.7 Expenses. Buyer and Sellers will each pay their respective costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all agreements and conditions contained herein on their respective parts to be performed or complied with, including the fees, expenses and disbursements of their respective counsel and accountants. In the event any amounts to be paid by Sellers hereunder are paid by any Veltri Group Member, Sellers shall immediately pay such amounts to Buyer, and any amounts payable hereunder by Sellers to Buyer shall not be subject to the limitations set forth in Sections 5.1(c) and (d) above.

     7.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions has never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     7.9 Assignment. The rights and obligations under this Agreement may not be assigned by any party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except that Michael Veltri may assign his rights (but not his obligations hereunder) to a revocable living trust of which Michael Veltri is sole trustee during this lifetime, and except that the Buyer may assign its rights (but not its obligations hereunder) with respect to Veltri Holdings to the Designees (as defined herein). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns.

     7.10 Not Third Party Beneficiaries. There are not third party beneficiaries to this Agreement and nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person (other than the parties hereto and their respective successors or permitted assigns) any right, remedy or claim under or by reason of this Agreement.

     7.11 Counterparts. This Agreement may be executed in one (1) or more counterparts, each and all of which shall be deemed for all purposes to be one agreement.

     7.12 Dollars. Except as otherwise expressly designated herein, all references to currency, monetary values and dollars set forth herein shall mean Canadian (Cdn.) Dollars.

     7.13 Fees and Expenses. In connection with any action or proceeding brought to enforce the terms and conditions of this Agreement, or otherwise arising in connection with this Agreement and the transactions contemplated hereby, the nonprevailing party in such action or proceeding shall pay the reasonable attorneys' fees, and related costs and expenses, of the prevailing party.

     7.14 Knowledge. For the purposes of Article 3 of this Agreement, any representation or warranty therein limited to Sellers' or the Veltri Group's knowledge shall encompass all facts and information which are within the actual present knowledge of those individuals identified on Schedule 7.14.

     7.15 Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties to this Agreement.

     7.16 Schedules. Capitalized terms used in any schedules attached hereto and not otherwise defined therein shall have the meanings assigned to them in this Agreement.

     7.17 Affiliate. For purposes hereof, "Affiliate" or "Affiliates" of any specific person or entity shall mean any person or entity (i) listed or described in Schedule 7.17 hereof with respect to such specified person or entity (the "Listed Affiliates"), (ii) which is a direct or indirect shareholder or subsidiary of any specified person or of any of the Listed Affiliates with respect to such specified person or entity (the "Held Affiliates"), or (iii) is a relative of or is owned or controlled, in whole or in part, by any specified person or entity, or any Listed Affiliates or Held Affiliates with respect to any specified person or entity; provided, however, that Timmis & Inman L.L.P. shall not be deemed an Affiliate of Buyer or any of its Affiliates.

     7.18 Registration. Buyer acknowledges that: (a) the Shares have never been registered under the Securities Act of 1933, as amended or under any other applicable securities laws ("Securities Laws"), (b) the Shares may not be resold or otherwise disposed of except in compliance with the Securities Laws, and (c) Buyer has not relied upon any officer, director, employee or agent of any Veltri Group Member for any explanation of the application of the Securities Laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:                                     BUYER:

MICHAEL VELTRI                               VS ACQUISITION CO.
--------------------------------
Michael Veltri, individually


MICHAEL VELTRI
--------------------------------
Michael Veltri, as trustee of the            By:  Doug Woodward
Michael T.J. Veltri Revocable Living Trust        -----------------------------
u/a/d December 17, 1992                      Its: Vice President
                                                  -----------------------------

MARIA L. VELTRI
--------------------------------
Maria Veltri, individually


     The undersigned hereby execute this Agreement for the sole purpose of agreeing to be bound by the terms of Sections 4.2, 6.1 and 6.2(a) hereof and no other purpose whatsoever:

VELTRI HOLDINGS LIMITED                      NORTH AMERICAN PRECISION TOOL
                                             LIMITED

By:  MICHAEL VELTRI                          By:  MICHAEL VELTRI
     ---------------------------                  -----------------------------
Its: President                               Its: President
     ---------------------------                  -----------------------------

VELTRI STAMPING CORPORATION                  VS HOLDINGS NO. 2, INC.

By:  MICHAEL VELTRI                          By:  DOUG WOODWARD
     ---------------------------                  -----------------------------
Its: President                               Its: Vice President
     ---------------------------                  -----------------------------

VELTRI HOLDINGS USA, INC.                    VS HOLDINGS, INC.

By:  MICHAEL VELTRI                          By:  DOUG WOODWARD
     ---------------------------                  -----------------------------
Its: President                               Its: Vice President
     ---------------------------                  -----------------------------

                                SCHEDULE 1.4(b)

                   ADJUSTMENTS TO CLOSING NET WORTH STATEMENT

1. The value of the Consolidated Net Worth shall not be adjusted for any items which would record or increase a liability or reduce the balance of any asset if such recording was on account of the transactions contemplated by this Agreement or if such recording was due to premature or early payment of any outstanding liability including, but not limited to, previously incurred expenses due to the CIBC loan, such as professional fees, loan restructuring fees, etc. which have been previously capitalized but will be expensed when such loan is replaced by the Purchaser.

2. The amount of all capitalized costs incurred in establishing Veltri Modular Assembly which are currently an asset on the books and records of the Veltri Group shall remain an asset for the purpose of the calculation of Consolidate Net Worth and shall be determined consistent with the provisions of Section 1.3(b)(iii)(aa) hereof.

3. For the purposes of calculating Consolidated Net Worth, the balance of the income taxes payable (recoverable) and deferred income taxes payable (recoverable) shall not include any adjustments that reflect any changes in calculation, assumptions and estimates relative to the operations of the Veltri Group prior to December 31, 1995.

4. For purposes of calculating Consolidated Net Worth, the balance of the income taxes payable (recoverable) and deferred income taxes payable (recoverable) shall not include any research and development tax credits relative to the operations of the Veltri Group prior to December 31, 1995.

5. The Consolidated Net Worth calculation shall not include any adjustments for items which have also been utilized by the Purchasers to reduce the Purchase Price pursuant to any other provision contained in the Purchase Agreement.

6. Any liability or claim payable to Tony Veltri shall not be included for purposes of calculating Consolidated Net Worth.

7. The Consolidated Net Worth shall not include any income or gain realized by the Veltri Group upon the sale of the facility previously owned by the Veltri Group located in Indianapolis, Indiana.

                                Schedule 1.4(d)

1. Buyer's due diligence identified that the Veltri Group has historically had difficulty in establishing appropriate cut-off of accounts receivable and accounts payable. Buyer is not aware of any current cut-off issues in accounts receivable and accounts payable.

2. Buyer's due diligence identified that the Veltri Group has historically had difficulties in interim reporting of inventory and cost of sales which have resulted in material book to physical adjustments. Buyer is not aware of any current inventory valuation issues.

3. In our review of management letters from KPMG for 1993, 1994 and 1995, their commentary indicated that the Sellers accounting process and certain aspects of its operations were not well-disciplined, controlled or effectively performed. In addition, these reports stated that "The dollar value and number of unadjusted audit differences is significant, and is borderline material from a financial perspective". Buyer is not aware of any material unadjusted audit differences that would impact the New Worth Statement.

4. Buyer's due diligence identified that the Sellers historical interim financial statements have not been in compliance with GAAP based on the number and magnitude of year end adjustments during the annual KPMG audit process. Buyer is not aware of any issues where Veltri Group is currently not in non-compliance with GAAP other than potential lack of an accrual for vacation pay earned but not used.

5. All items which are disclosed on the Schedules to Section 3.3 of the Agreement.

                                SCHEDULE 2.2(a)

                               BUYER'S DESIGNEES

DESIGNEE                                                SHARES HELD

Randolph J. Agley, as Trustee under that certain            247
Amended and Restated Revocable Living Trust Agreement dated March 29, 1988, as amended, between Randolph J.
Agley as Grantor and Trustee thereof

Judith A. Agley, as Trustee under that certain Amended      163
Trust Agreement dated March 29, 1988, as amended, between Judith A. Agley as Grantor and Trustee thereof

James R. Agley                                              104

Joseph A. Agley                                             104

Michael T. Timmis, as Trustee under that certain Amended     91
and Restated Trust Agreement dated December 6, 1985, as amended, between Michael T. Timmis as Grantor and Trustee thereof

Nancy E. Timmis, as Trustee under that certain Amended       90
Trust Agreement dated March 22, 1995, as amended, between Nancy E. Timmis as Grantor and Trustee thereof

Nancy E. Timmis, as Trustee of the Michael T. Timmis        181
Irrevocable Trust Agreement dated November 14, 1994, for the benefit of Michael T O'Reilly Timmis

Wayne C. Inman, as Trustee under that certain Amended        10
and Restated Revocable Living Trust Agreement dated
October 21, 1989, as amended, between Wayne C. Inman as Grantor and Trustee thereof

Amelia P. Inman, as Trustee under                            10
Trust Agreement dated October 30, 1992

                                   TOTAL:                 1,000
                                                          ------

                                   SCHEDULE 5.1(c)(iv)

     The following items:

          SCHEDULE 3.3(a)

          Items 2-7 of SCHEDULE 3.4(a)

          Items 1 (except ot the extent of a breach of the representations and warranties of Section 3.4), 2, 4 (except provided in Section 5.1(f)), 5 and 7 (except to the extent of a breach of the representations and warranties of Section 3.4) of SCHEDULE 3.4(b)

          Items 1, 3, 5, 7, 8 and 9 (except to the extent of a breach of the representations and warranties of Section 3.4) of SCHEDULE 3.4(c)

          SCHEDULE 3.5(a)

          SCHEDULE 3.5(b)

          SCHEDULE 3.6(a)

          SCHEDULE 3.7(a)

          SCHEDULE 3.7(c)

          Items 1, 2 (except to the extent provided in Section 5.1(f) and 3 of SCHEDULE 3.8(a)

          Item 2 of SCHEDULE 3.8(c)

          SCHEDULE 3.10(a)

          SCHEDULE 3.10(c) (except to the extent of a breach of the represenations and warranties of Section 3.10)

          SCHEDULE 3.10(e)

          Items 1, 2 and 3 of SCHEDULE 3.11

          Items 3-8 of SCHEDULE 3.12(a)

          SCHEDULES 3.15(a)(i)-(vii) (except to the extent of a breach of the representations and warranties of Section 3.15)

          SCHEDULE 3.15(b) (except to the extent of a breach of the representations and warranties of Section 3.15)

          SCHEDULES 3.19(a), (b) and (c)


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
                                 SCHEDULE 7.14

Michael Veltri
Arden Maybee
Mark Diekman
Nicholas Parker
Thomas Bommarito
Randy Marko
Tony Veltri

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